UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Tanger Factory Outlet Centers, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TANGER
OUTLET
CENTERS

attract over 190 million loyal customers each year. Our centers are the smart shopper’s ideal one-stop destination for the latest styles at great savings. Our upscale portfolio of outlet centers across the United States and in Canada, showcase a tenant mix of leading designers and brand name retailers.

At Tanger Outlets, we are focused on making our retail partners successful, year after year. We’ve built a solid brand name for millions seeking designer names at value. Our strong marketing partnership programs help promote the brand through optimized channels, ultimately aiding in creating profitable distribution opportunities nationwide for our retail partners and attractive first class destinations for our shoppers.

Our commitment to our partners’ ongoing growth and success is a reflection of how we do business — always focused on the best interests and longstanding relationships with partners and shoppers.

Best Brands, Best Price and Best Experience.®
That’s Tanger Outlets!®

DEAR FELLOW SHAREHOLDERS:

Thank you for the trust you have placed in us. The Board is focused on continuous improvement and transparency, informed by robust corporate governance practices and shareholder engagement. We are confident that our directors’ diversity, skills and background make them well suited to oversee management’s execution of our corporate strategy. As our 2019 Annual Meeting approaches, we would like to highlight two specific areas: Shareholder Outreach and Say-on-Pay Responsiveness.

SHAREHOLDER OUTREACH AND ENGAGEMENT

We believe that hearing directly from our shareholders informs and enables the Board to be a more effective steward of your capital. In addition to our regular shareholder outreach in the spring of 2018, we also asked for feedback over the balance of the year. We reached out to shareholders representing approximately 80% of our outstanding shares and spoke with shareholders representing approximately 60% of our outstanding shares to discuss performance, strategy, corporate governance, Board composition, sustainability and executive compensation. I led our outreach efforts, together with David B. Henry, the Chair of our Compensation Committee. These discussions provided additional context for our consideration when making compensation decisions earlier this year.

SAY-ON-PAY RESPONSIVENESS

Listening and responding to shareholder feedback was particularly important to us this year in light of the vote received on our Say-on-Pay proposal in 2018. The Board strongly believes that our CEO, Steven B. Tanger, has a proven track record of creating value for shareholders and has successfully navigated the Company through many different business cycles over its 38 year history. This record, combined with the unique skill set and industry relationships he has built over the years, are reasons we place great importance on designing a compensation program that provides the appropriate incentives to retain and motivate him. That said, our Board values investor feedback, and we have taken significant steps to be responsive to input we solicited from investors following our 2018 Say-on-Pay vote. Specifically, we made several changes to the Company’s executive compensation program for 2019:

●	Reduced the fair value of the CEO’s 2019 long-term incentive plan (“LTIP”) awards by approximately 21% as compared to 2018.
●	Increased the allocation of the CEO’s 2019 LTIP award tied to performance to 60% (up from 46% in 2018).
●	Decreased the allocation of the CEO’s 2019 LTIP award tied to time-based vesting to 40% (down from 54% in 2018), reducing the fair value of the time-based award by 41%.
●	Increased the allocation of the 2019 LTIP awards tied to performance to 60% for all other named executive officers (“NEOs”), whereas the majority of the other NEOs’ LTIP awards in 2018 were tied to time-based vesting.

We are committed to serving your interests, and remain absolutely focused on long-term value creation for shareholders.

Thomas J. Reddin
Non-Executive Chair of the Board

WWW.TANGEROUTLETS.COM

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS

To be held on May 17, 2019

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408
Phone: 336-292-3010
E-mail: tangermail@tangeroutlets.com
NYSE: SKT

DEAR SHAREHOLDERS:

On behalf of the Board of Directors, I cordially invite you to attend the 2019 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 17, 2019 at 10:00 a.m., Eastern Time at the Corporate Office of Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, (336) 292-3010 for the following purposes:

1.	To elect the nine director nominees named in the attached Proxy Statement for a term of office expiring at the 2020 Annual Meeting of Shareholders;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To amend the Amended and Restated Incentive Award Plan to increase the aggregate number of common shares authorized for issuance from 15.4 million shares to 18.7 million shares;

4.	To approve, on an advisory (non-binding) basis, named executive officer compensation; and

5.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

Only common shareholders of record at the close of business on March 20, 2019 will be entitled to vote at the meeting or any continuation(s), postponement(s) or adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Please vote by internet or telephone as instructed in the Notice Regarding the Availability of Proxy Materials or (if you received printed proxy materials) complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

Chad D. Perry
Executive Vice President,
General Counsel and Secretary

April 5, 2019

WWW.TANGEROUTLETS.COM

PROXY SUMMARY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. Please read the Proxy Statement in its entirety before voting. We anticipate that our Proxy Statement and proxy card will be available to shareholders on or about April 5, 2019. Certain statements in this summary and the Proxy Statement are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, beliefs and expectations, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. Such forward-looking statements include, but are not limited to, statements regarding our executive compensation program and creating long-term shareholder value. Important factors that may cause actual results to differ materially from current expectations include, but are not limited to those set forth under Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018. Actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

GENERAL INFORMATION

Meeting:	Annual Meeting of Shareholders	Stock Symbol:	SKT

Date:	May 17, 2019	Exchange:	New York Stock Exchange

Time:	10:00 a.m., Eastern Time	Common Stock Outstanding:	94,102,666

Location:	Corporate Office	State of Incorporation:	North Carolina

	Tanger Factory Outlet Centers, Inc.	Public Company Since:	1993

	3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408

Corporate Website: www.tangeroutlets.com

Investor Relations Website: investors.tangeroutlets.com

The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

VOTING ITEMS AND BOARD RECOMMENDATIONS

			Page
Proposal 1	Election of Director Nominees	FOR each Director Nominee	4

Proposal 2	Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2019	FOR	55

Proposal 3	Amendment of the Amended and Restated Incentive Award Plan to increase the number of shares available for issuance	FOR	58

Proposal 4	Approval on an advisory (non-binding) basis of the Compensation of our Named Executive Officers (Say-on-Pay)	FOR	62

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PROXY SUMMARY

DIRECTORS

We believe our Board membership is both balanced and diverse in experience, professional background, areas of expertise and perspectives, and that the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives. As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance and a diversity of perspectives.

For more information about our Board and its qualifications, please see “Proposal 1 Election of Directors”.

	Age	Years on Board	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William G. Benton	73	25	✓
Jeffrey B. Citrin	61	4	✓
David. B. Henry	70	3	✓
Thomas J. Reddin*	58	8	✓
Thomas E. Robinson	71	25	✓
Bridget M. Ryan-Berman	58	10	✓
Allan L. Schuman	84	14	✓
Susan E. Skerritt	64	<1	✓
Steven B. Tanger	70	25
Member	Chair	*	Non-Executive Chair

Director Independence	Director Tenure	Board Gender Diversity

GOVERNANCE HIGHLIGHTS

STRONG CORPORATE GOVERNANCE PRACTICES

Independence	Best Practices
●8 of 9 directors are independent
●Non-Executive Chair
●All board committees composed entirely of independent directors
●Regular executive sessions of independent directors
●Board and Committees may hire outside advisors independently of management

●Active shareholder engagement process
●Diversity reflected in Board and Senior Management
●Board includes 6 audit committee financial experts
●Strategy and risk oversight by the Board and its Committees
●Share ownership guidelines for executive officers and non-employee directors

ii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

Accountability	Shareholder Rights
●Annual election of all directors ●Majority voting with director resignation policy (plurality voting in contested elections) ●Annual Board and Committee self-evaluations ●Clawback Policy	●One-share, one-vote standard ●No poison pill ●Shareholders may change the Board size ●Directors may be removed without cause

SHAREHOLDER OUTREACH

We regularly engage with our shareholders, which we believe is a strong corporate governance practice. Over the last year, we reached out to shareholders representing approximately 80% (and spoke with and received feedback from 60%) of our outstanding shares to discuss performance, strategy, corporate governance, Board composition, and executive compensation.

CORPORATE RESPONSIBILITY

Environmental, social and governance (ESG) principles provide Tanger’s stakeholders with an additional perspective on the Company’s performance.

Transparent disclosure practices, governance and ethics policies, strong employee engagement and deep community commitment are all important factors for our enterprise. Our focus on Place, Partnerships and People demonstrates our dedication to delivering long-term value to all of our stakeholders including retail partners, shareholders, customers, community partners and employee team members.

EXECUTIVE COMPENSATION GOVERNANCE HIGHLIGHTS

Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company maximize shareholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.

✓	WHAT WE DO

✓Utilize an Executive Compensation Program Designed to Align Pay with Performance
✓Conduct an Annual Say-on-Pay Vote
✓Seek Input From, Listen to and Respond to Shareholders
✓Employ a Clawback Policy
✓Utilize Share Ownership Guidelines for NEOs and directors, with a 10x base salary requirement for our CEO
✓Prohibit Hedging and Restrict Pledging of the Company’s Common Shares
✓Retain an Independent Compensation Consultant
✓Mitigate Inappropriate Risk Taking
✓Employ a Rigorous Bonus Program
✓Employ a 3-year “no-sell” clause for all time-based restricted shares awarded to the CEO, following the vesting date of the restricted shares

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PROXY SUMMARY

✗ WHAT WE DO NOT DO
✗Provide Tax Gross-ups ✗Provide Excessive Perquisites ✗Reprice Share Options ✗Provide Guaranteed Bonuses ✗Provide Excessive Change of Control or Severance Payments

SAY-ON-PAY RESPONSIVENESS - CHANGES TO THE EXECUTIVE COMPENSATION PROGRAM

At the Company’s 2018 Annual Meeting of Shareholders, approximately 42% of shareholders voting at the 2018 Annual Meeting voted for the approval, on an advisory (non-binding) basis, of our executive compensation (commonly referred to as “Say on Pay”) and approximately 58% of these shareholders voted against the Say-on-Pay proposal. This level of support was a significant decline from the 2017 vote, in which approximately 80% of votes were cast in favor of this proposal. The 2018 results occurred even though the design of our incentive programs remained consistent year over year.

As part of its process of periodically rotating and refreshing committee assignments, the Board appointed David Henry as Chair of the Compensation Committee following our annual meeting of shareholders and requested that he develop a response to the results of the 2018 Say on Pay proposal. Mr. Henry, together with the Chair of the Board, Thomas Reddin, along with the Compensation Committee’s independent compensation consultant, FPL Associates L.P. (FPL), and members of management (excluding the Chief Executive Officer) engaged in extensive shareholder outreach in order to better understand our investors’ views regarding our executive compensation programs. We reached out to our 24 largest institutional shareholders who collectively owned approximately 80% (and spoke with and received feedback from 60%) of our outstanding common shares. These discussions allowed directors to solicit individualized shareholder feedback on our compensation program and practices.

While investors generally supported the overall design and framework of our executive compensation system and acknowledged the positive changes that have been made over the years, in light of recent declining share price performance, we heard concerns and received valuable feedback regarding the magnitude of the CEO’s equity grant, and the portion of that grant that was not performance based. As we value the feedback provided by these investors, the Board took action to specifically address their concerns while still maintaining a compensation program focused on retaining and motivating our valued executives. The Compensation Committee believes that the 2019 compensation changes described in the table below reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

WHAT WE HEARD	HOW WE RESPONDED
The magnitude of the CEO’s grant does not align with peers, particularly in an environment of subpar performance.	We reduced the grant date fair value of the CEO’s 2019 equity grant by approximately 21% as compared to the value of his 2018 equity grant.

A higher allocation of the CEO’s equity grant should be tied to performance-based vesting.	We increased the allocation of the 2019 award tied to performance by approximately 31%, as now a majority (60%) of the awarded grant date fair value is tied to performance (up from 46% in 2018)

Conversely, a lower allocation of the CEO’s equity grant should be tied to time-based vesting.	Together with the reduction in the overall size of the grant, we decreased the dollar denominated fair value of the 2019 award tied to time-based vesting by 41%, as 54% of the CEO’s 2018 award in terms of grant date fair value was in the form of time-based vesting and only 40% of the 2019 grant in terms of grant date fair value is in the form of time-based vesting.

iv	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

The illustration below outlines the magnitude of the changes in the grant date fair value of the CEO equity awards from 2018 to 2019. For all other NEOs, the Compensation Committee also decided to increase the allocation of performance-based awards granted in 2019 to 60%, whereas the majority of the other NEOs’ awards granted in 2018 were tied to time-based vesting.

CEO 2018 Equity Awards	Total LTI Award: $4,598,606	=	Performance-Based (46%) $2,111,479	+	Time-Based (54%) $2,487,127

	21% Decrease ($)		4% Increase ($)		41% Decrease ($)

CEO 2019 Equity Awards	Total LTI Award: $3,654,909	=	Performance-Based (60%) $2,192,945	+	Time-Based (40%) $1,461,964

While we have made significant changes to our 2019 compensation program, CEO realized pay since 2015 has been, or is expected to be, significantly less than the amount that was awarded (i.e., grant date fair value) in those respective years, reflecting our pay-for-performance alignment. The chart below isolates the portion of our CEO’s compensation that is based exclusively on shareholder returns (i.e., the Company’s three-year absolute and relative TSR). Of the total potential award value granted in the form of OPP awards over the past four years, in aggregate, our CEO has earned, and is tracking to earn for those OPPs outstanding, approximately 3% of the total maximum potential value. We believe this reflects our consistent program philosophy of paying for performance.

Performance-Based Awards Granted Since 2015

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PROXY SUMMARY

BUSINESS HIGHLIGHTS

Despite the retail industry facing significant challenges, we again delivered solid results in 2018 and continued to further strengthen our balance sheet by increasing our borrowing capacity, reducing our exposure to floating rate debt and extending the average term to maturity.

We are proud of these achievements as they point to our ability to strategically position the Company to grow opportunistically and to ultimately create long-term value for our shareholders. Among other achievements in 2018, our executive officers and other dedicated employees led the Company to realize the following results:

Adjusted Funds From Operations (“AFFO”)	Increased to $2.48 per share, or $243.3 million, for the 2018 period compared to $2.46 per share, or $245.3 million, for the 2017 period.

Occupancy	96.8% occupied consolidated portfolio at year-end 2018 (compared to 97.3% on December 31, 2017), marking the 38th consecutive year with year-end occupancy of 95% or greater.

Quarterly Common Share Cash Dividends	Raised dividend in April 2018 by 2% on an annualized basis to $1.40 per share, marking our 25th consecutive annual dividend increase. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year.

Average Tenant Sales	Average tenant sales productivity for the consolidated portfolio was $385 per square foot for the twelve months ended December 31, 2018, compared to $380 per square foot in the comparable prior year period.

Increased Liquidity	Amended our line of credit agreements, extending maturity by two years in January 2018, increasing our borrowing capacity to $600 million from $520 million, and reducing the interest rate spread to 87.5 basis points over LIBOR from 90 basis points.

Interest Coverage Ratio	Maintained strong interest coverage ratio of 4.5 times for both 2018 and 2017.

Extended bank term loan	Amended and restated our bank term loan, increasing the outstanding balance to $350 million from $325 million, extending the maturity to April 2024 from April 2021, and reducing the interest rate spread to 90 basis points down from 95 basis points over LIBOR.

Long-term financing in unconsolidated joint ventures	Closed on two separate mortgages in our unconsolidated joint ventures, replacing existing floating rate loans with 10 and 11 year fixed rate mortgages with interest rates ranging from 4.3% to 4.6%.
*	FFO and AFFO are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with GAAP. For a discussion of FFO and AFFO, including a reconciliation to GAAP, please see Appendix A.

vi	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

As of December 31, 2018, we had a total enterprise value of approximately $3.7 billion, including approximately $1.7 billion of debt outstanding, equating to a 46% debt-to-total market capitalization ratio. The Company had $145.1 million outstanding out of $600 million in available unsecured lines of credit and total outstanding floating rate debt of $182 million, representing 10% of total debt outstanding, or less than 5% of total enterprise value. Approximately 94% of the Company’s consolidated square footage was unencumbered. As of December 31, 2018, Tanger’s outstanding debt had a weighted average interest rate of 3.5% and a weighted average term to maturity, including extension options, of approximately 6.2 years with no significant maturities until October 2022.

Thanks in part to these operational results, we were able to return additional value to our shareholders in 2018. We repurchased approximately 919,000 common shares during the year at a weighted average price of $21.74 per share of approximately $20.0 million, leaving approximately $55.7 million available under the existing share repurchase authorization at December 31, 2018. In February 2019, the Company’s Board of Directors approved an increase of the remaining authorization to $100 million and an extension of the expiration of the existing plan by two years to May 2021. In addition, in February 2019, the Company’s Board of Directors approved a 1.4% increase in the annualized dividend on its Common Shares from $1.40 per share to $1.42, marking the 26th consecutive annual dividend increase.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
to be held on May 17, 2019

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 17, 2019.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” or “annual meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 17, 2019, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”). Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership. The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to the rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing certain of our shareholders with access to our Notice of Annual Meeting of Shareholders and Proxy Statement (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2018 (referred to as the “Annual Report”) over the internet. If you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, you will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, any shareholder who received a Notice may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

We anticipate that our proxy materials and Annual Report will be available to shareholders on or about April 5, 2019.

DATE, TIME AND PLACE

Friday May 17, 2019 at 10:00 a.m., Eastern Time	Corporate Office of Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408 (336) 292-3010

Subject to any continuation(s), postponement(s) or adjournment(s) thereof.

WHO CAN VOTE; VOTES PER SHARE

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”), as of the close of business on the record date, March 20, 2019, are entitled to attend and vote on all proposals at the meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 20, 2019, Common Shares totaling 94,102,666 were issued and outstanding. In addition, at the close of business on March 20, 2019, units of partnership interest in the Operating Partnership, which may be exchanged for Common Shares of the Company, totaled 4,960,684 units. Units of partnership interest are not entitled to vote at this meeting.

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GENERAL INFORMATION

HOW TO VOTE

SHAREHOLDER OF RECORD-GRANTING A PROXY

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the annual meeting or to vote by proxy. You may vote by any of the following methods:

ONLINE	BY PHONE	BY MAIL	QR CODE

www.envisionreports. com/SKT	1-800-652-VOTE (8683)	Fill out your proxy card and drop in the mail	Use your smartphone or tablet to scan the QR Code

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

●	FOR the election of each of the nine individuals named in this Proxy Statement to serve as directors;
●	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
●	FOR the amendment to the Amended and Restated Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan from 15.4 million shares to 18.7 million shares; and
●	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

BENEFICIAL OWNER-VOTING INSTRUCTIONS

If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder nominee, and you are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or nominee giving you the right to vote the shares at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your account manager. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted with respect to the election of our directors, the amendment to the Company’s Amended and Restated Incentive Award Plan (the “Incentive Award Plan”) and the approval, on an advisory (non-binding) basis of the compensation of our named executive officers. Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish it to vote. Your broker does, however, have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so when you have not provided instructions on that matter.

QUORUM AND VOTING REQUIREMENTS

Under our By-Laws, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter at the annual meeting. Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. In uncontested elections, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election by the Common Shares entitled to vote in the election, provided that a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election. An election is contested if the Secretary of the Company determines that the number of nominees, as determined in accordance with the Company’s By-Laws, exceeds the number of directors to be elected, and the Secretary has not rescinded such determination by the record date. If directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee. This year’s election is uncontested. Accordingly, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In addition, Proposals #2, #3 and #4 will be approved if the votes cast for the proposal exceed the votes

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

GENERAL INFORMATION

cast against the proposal. Abstentions, broker non-votes and shares that are present at the meeting for any other purpose but that are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals #2 and #4. In accordance with the policy of the NYSE applicable to shareholder approval of equity compensation plans, abstentions count as “votes cast” and will have the same effect as votes against Proposal #3. Broker non-votes and shares that are present at the meeting for any other purpose but that are not voted on a particular proposal will not affect the outcome of Proposal #3. Any other proposal to come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.

REVOCATION OF PROXIES

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

●	by signing and submitting a new proxy card;
●	by submitting new votes through internet or telephone voting;
●	by delivering to the Secretary of the Company written instructions revoking your proxy; or
●	by attending the meeting and voting in person.

You cannot revoke your proxy by merely attending the meeting. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.

PROXY SOLICITATION

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares. If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur. We have retained the services of Okapi Partners LLC to assist us in the solicitation of proxies for a fee of $8,000 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report.

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PROPOSAL 1 ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders. The Board has nominated nine director candidates for election to the Board at the meeting. Each of the nine nominees for director designated below is presently a director of the Company. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, or for good cause will not serve, the proxies reserve discretion to vote for a substitute nominee or nominees designated by the Board of Directors, or the Board may elect to reduce its size. The terms of all of our directors expire at the next Annual Meeting of Shareholders or until their successors are elected and qualified.

DIRECTOR RESIGNATION POLICY

Our By-Laws provide that in uncontested elections, nominees will be elected if votes cast for each nominee’s election exceed the votes cast against each nominee’s election, provided that a quorum is present. Pursuant to our director resignation policy, the Board will nominate for re-election as directors only candidates who agree to tender their irrevocable resignation at or prior to their nomination. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. Their resignations will only become effective upon the occurrence of both the failure to receive the required majority vote for election and Board acceptance of their resignations. If a director nominee does not receive the required vote, the Nominating and Corporate Governance Committee or another committee consisting solely of independent directors (excluding the director nominee in question) will consider and make a recommendation to the Board as to whether to accept or reject the director nominee’s previously tendered resignation. The Board (not including the director nominee in question) will make a final determination as to whether to accept or reject the director nominee’s resignation within 90 days following the certification of the shareholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Company will then promptly disclose the Board’s decision in a document furnished or filed with the SEC.

BOARD DIVERSITY

The Board seeks a mix of backgrounds and experience among its members. We believe that decision making is improved when various perspectives contribute to the discussion. In evaluating director candidates, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience, gender, race, ethnicity and other attributes, taken as a whole, contribute to the high standards of Board service at the Company. While the Board does not follow any ratio or formula to determine the appropriate mix, the Board is committed to increasing gender and racial diversity among directors over time and, as reflected in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is committed to including highly qualified women and minority candidates in each search the Board undertakes. The Nominating and Corporate Governance Committee assesses its performance as to all aspects of the selection and nomination process for directors, including diversity, as part of its annual self-evaluation process.

The Board’s commitment to diversity is reflective of the Company’s policy of inclusiveness throughout the organization. Our management team reflects gender and racial diversity as well as diversity of viewpoints, background and experience. For example, fifty percent of the members of our executive leadership team are women.

NOMINEE QUALIFICATIONS

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction or managing and overseeing the financial performance, personnel and processes of complex, public and private companies. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them has experience in serving as an executive or on the board of directors of at least one other major corporation, both of which provides additional relevant experience on which each nominee can draw.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

William G. Benton
Independent Director Age 73 Director since June 4, 1993 Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc. Committees: Audit, Nominating & Corporate Governance

BACKGROUND
Director of the Company since June 4, 1993, and served as Non-Executive Chairman of the Board from January 1, 2013 to May 20, 2016. Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002. Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002. Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982. Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Benton has over 25 years of experience on our Board and has an extensive knowledge of our Company. As Chairman and Chief Executive Officer of multiple public real estate companies, Mr. Benton has gained first-hand experience in managing large real estate organizations with ultimate management responsibility for the corporation’s financial performance and deployment of its capital.

OTHER PUBLIC COMPANY BOARDS
None

Jeffrey B. Citrin
Independent Director Age 61 Director since July 28, 2014 Executive Vice Chairman of Square Mile Capital Management LLC Committees: Audit (Chair), Compensation

BACKGROUND
Director of the Company since July 28, 2014. Mr. Citrin serves as Executive Vice Chairman of Square Mile Capital Management LLC, a private New York-based investment firm focusing on real estate related opportunities, which Mr. Citrin founded in 2006. From 1994 to 2005 he was President and co-founder of Blackacre Capital Management LLC, now known as Cerberus Institutional Real Estate. Mr. Citrin served as Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. from 1993 to 1994. From 1991 to 1993, he was Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc., and from 1986 to 1991, Mr. Citrin served as Vice President of the Real Estate Investment Banking Unit of Chemical Bank. He was an attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP from 1983 to 1986. Mr. Citrin served as an Independent Trustee of First Union Real Estate and Mortgage, now known as Winthrop Realty Trust, from 2001 to 2003, and currently serves on the Board of Directors of Trinity Place Holdings Inc. (NYSE: TPHS), the Board of Advisors of the Hospital for Special Surgery in New York and as Co-Chairman of the Hood Museum Board of Overseers.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Citrin has over 29 years of experience in public company and private company real estate investment during which he has structured complex real estate and financial transactions. The Board expects to benefit from this technical experience as well as from Mr. Citrin’s extensive executive, management and legal experience.

OTHER PUBLIC COMPANY BOARDS
Trinity Place Holdings Inc.

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PROPOSAL 1 ELECTION OF DIRECTORS

David B. Henry

Independent Director

Age 70

Director since
January 1, 2016

Retired Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation

Committees:
Audit, Compensation (Chair)

BACKGROUND
Director of the Company since January 1, 2016. Mr. Henry was formerly the Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation (“Kimco”), a publicly-traded REIT. He served as Kimco’s Chief Executive Officer from December 2009 to January 2016 and Vice Chairman of the Board of Directors from April 2001 to January 2016. Prior to joining Kimco, he spent 23 years at G.E. Capital Real Estate, General Electric’s former real estate division, where he served as the Senior Vice President & Chief Investment Officer, and was Chairman of the Investment Committee and member of the Credit Committee. Mr. Henry is a past Trustee and served as 2011-2012 Chairman of the International Council of Shopping Centers, was a former Vice-Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts and a former member of the Executive Board of the Real Estate Roundtable. His other public REIT board experience includes service on the boards of HCP, Inc. since January 2004, VEREIT, Inc. since September 2015, and Columbia Property Trust, Inc. since January 2016. Mr. Henry is also a director of Fairfield County Bank, a private Connecticut mutual savings bank, director of Starwood Real Estate Income Trust, a non-traded REIT, and the co-founder of Peaceable Street Capital, a preferred equity lender for income producing commercial real estate properties. In addition, he serves on the real estate advisory boards of New York University, Baruch College, ALTO Real Estate Funds and Shift Capital.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Henry has over 38 years of real estate industry experience with multinational, publicly traded companies. The Board benefits from his familiarity with the REIT industry, particularly the retail sector, as well as from his extensive executive, financial and management expertise.

OTHER PUBLIC COMPANY BOARDS
Columbia Property Trust, Inc.
HCP, Inc.
VEREIT

Thomas J. Reddin

Non-Executive Chair of the Board

Independent Director

Age 58

Director since
July 26, 2010

Managing Partner and Owner of Red Dog Ventures

Committees:
Audit, Compensation, Nominating & Corporate Governance

BACKGROUND
Non-Executive Chair of the Board since May 20, 2016 and Director of the Company since July 26, 2010. Managing Partner and Owner of Red Dog Ventures, a venture capital firm, since 2009. Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009. Chief Executive Officer (from 2005 to 2007) and President and Chief Operating Officer (from 2000 to 2005) of LendingTree.com. Mr. Reddin also held various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995. Mr. Reddin has served on the Board of Directors of Deluxe Corporation since February 2014 and Asbury Automotive Group since June 2014, and previously served on the Board of Directors of Premier Farnell plc from September 2010 to October 2016 and of Valassis Communications Inc. from July 2010 to February 2014.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Reddin has over 32 years of experience in consumer marketing and e-commerce, including executive and management experience. His experience in growing and building businesses and developing and marketing brand name consumer products enables him to provide invaluable insights into helping the Company elevate its brand.

OTHER PUBLIC COMPANY BOARDS
Asbury Automotive Group
Deluxe Corporation

6	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Thomas E. Robinson
Independent Director Age 71 Director since January 21, 1994 Senior Advisor of Stifel, Nicolaus & Company Committees: Audit, Nominating & Corporate Governance

BACKGROUND
Director of the Company since January 21, 1994. Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus & Company from June 1997 to March 2009. Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc. Mr. Robinson has been a Director of Essex Property Trust, Inc. since April 2014 following its merger with BRE Properties. He served as a Director of BRE from July 2007 until closing the transaction with Essex in April 2014. He was a director/trustee of First Potomoc Realty Trust from July 2013 until the trust was acquired by Government Properties Income Trust in October 2017 and was a trustee of CenterPoint Properties Trust from December 1993 until the trust was acquired in March 2006. Mr. Robinson is a former member of the board of governors of the National Association of Real Estate Investment Trusts (or “NAREIT”), and in November 2009, NAREIT selected him to receive its Industry Achievement Award for his wisdom, expertise and service to the REIT industry.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Robinson has over 25 years of experience on our Board and extensive knowledge of our Company. As an investment banker and investment advisor, Mr. Robinson possesses significant expertise in the operation of capital markets and the evaluation of investment opportunities. His service on audit committees of two other public real estate companies and as a President and Chief Financial Officer of a public real estate company give him extensive audit knowledge and experience in audit- and financial control-related matters.

OTHER PUBLIC COMPANY BOARDS
Essex Property Trust

Bridget M. Ryan-Berman
Independent Director Age 58 Director since January 1, 2009 Managing Partner of Ryan Berman Advisory, LLC Committees: Compensation, Nominating & Corporate Governance (Chair)

BACKGROUND
Director of the Company since January 1, 2009. Managing Partner at Ryan Berman Advisory, LLC, a strategic advisory and consulting firm, since January 2018. From June 2016 to December 2017 she served as Chief Experience Officer of Enjoy Technology, Inc., a provider of setup and training services for tech products. From 2015 to 2016, she was an independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the customer experience. From 2011 to 2015, Ms. Ryan-Berman served as Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalogue division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories. She was formerly an independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services. Ms. Ryan-Berman served as Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007 and as Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005. Ms. Ryan-Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992. Ms. Ryan-Berman has served on the board of directors of Asbury Automotive Group since April 2018 and on the board of directors of Newell Brands Inc. since May 2018. Ms. Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

QUALIFICATIONS FOR THE TANGER BOARD
Ms. Ryan-Berman has over 36 years of experience in the retail business and, as a senior level executive, has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. She serves as a strategic advisor and board director for multi-channel consumer companies focused on the acceleration of brand growth and business development, digital transformation and consumer engagement. Ms. Ryan-Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

OTHER PUBLIC COMPANY BOARDS
Asbury Automotive Group
Newell Brands Inc.

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PROPOSAL 1 ELECTION OF DIRECTORS

Allan L. Schuman
Independent Director Age 84 Director since August 23, 2004 Chairman of the Board of The Schwan Food Company Committees: Compensation, Nominating & Corporate Governance

BACKGROUND
Director of the Company since August 23, 2004. Mr. Schuman has been the Chairman of the Board of Directors of The Schwan Food Company, a provider of fine frozen foods, since January 2009. He was previously Chairman of the Board from January 2000 to May 2006, President and Chief Executive Officer from March 1995 to July 2004, and President and Chief Operating Officer from August 1992 to March 1995 of Ecolab, Inc, a global provider of premium cleaning, sanitation and maintenance products and services. He was named Chairman Emeritus of Ecolab in 2006. Mr. Schuman is the Chairman of the Board of Florida Atlantic University College of Business and is a member of the board of directors of the National Restaurant Association Educational Foundation.

QUALIFICATIONS FOR THE TANGER BOARD
As Chairman Emeritus and former Chairman and Chief Executive Officer of Ecolab, Mr. Schuman has gained first-hand experience in managing a large, multinational corporation focused on worldwide consumer markets, with ultimate management responsibility for the corporation’s financial performance and the deployment of its capital.

OTHER PUBLIC COMPANY BOARDS
None

Susan E. Skerritt
Independent Director Age 64 Director since July 30, 2018 Senior Advisor, Promontory Financial Group Committees: Audit, Nominating & Corporate Governance

BACKGROUND
Director of the Company since July 30, 2018. Ms. Skerritt is a Senior Advisor to Promontory Financial Group, a financial services company and wholly owned subsidiary of IBM, guiding clients on regulatory, governance, and risk management matters. She was formerly Chairwoman, Chief Executive Officer and President of Deutsche Bank Trust Company Americas (“Deutsche”), Deutsche Bank’s U.S. commercial banking entity, from 2016 to 2018. Previously at Deutsche, beginning in 2013, she led the transaction banking businesses in North and South America, and also led the global correspondent banking business. Prior to Deutsche Bank, Ms. Skerritt spent seven years at Bank of New York Mellon. She served as an Executive member of the board of directors of Bank of New York Mellon Trust Company, NA and as an Executive Vice President, co-leading the acquisition and integration of the JPMorgan Corporate Trust business. Earlier in her career she held various leadership roles at companies including Morgan Stanley, Treasury Strategies, Ernst & Young and Manufacturers Hanover Trust Company. Since February 2018, Ms. Skerritt has been a Director of Royal Bank of Canada USA, serving as the Chair of the Human Resources and Corporate Governance Committee and a member of the Audit and Risk Committees. She has also served on the Board of Trustees of Hamilton College since 1994 and has been a Director of The Brooklyn Hospital Center since 2013.

QUALIFICATIONS FOR THE TANGER BOARD
With a 35-year financial career as a demonstrated leader with deep expertise in global financial markets, regulatory compliance, and risk management, Ms. Skerritt brings valuable perspective to Tanger’s Board. In addition, in appointing Ms. Skerritt to the Board and nominating her for election by our shareholders, the Board also considered its goal of increasing the diversity of the Board, including gender diversity.

OTHER PUBLIC COMPANY BOARDS
None

8	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Steven B. Tanger
Age 70 Director since May 13, 1993 Chief Executive Officer Committees: None

BACKGROUND
Director of the Company since May 13, 1993. Chief Executive Officer since May 2017. President and Chief Executive Officer from January 2009 to May 2017; President and Chief Operating Officer from January 1995 to December 2008; and Executive Vice President from 1986 to December 1994. Mr. Tanger served on the board of directors of The Fresh Market, Inc. from June 2012 to April 2016.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company’s founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company, which as of March 1, 2019, consisted of 44 upscale outlet shopping centers in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet leased to over 3,100 stores operated by nearly 500 different brand name companies. Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

OTHER PUBLIC COMPANY BOARDS
None

Vote Required. The nominees will be elected if votes cast for each nominee’s election exceed the votes cast against each nominee’s election, provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. The nine nominees who were approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card are standing for re-election.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and that every member of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. We presently have nine directors, including eight independent directors. Our Board has affirmatively determined that the following eight nominees to our Board are “independent”, as that term is defined under the listing standards of the NYSE: William G. Benton, Jeffrey B. Citrin, David B. Henry, Thomas J. Reddin, Thomas E. Robinson, Bridget M. Ryan-Berman, Allan L. Schuman and Susan E. Skerritt. Steven B. Tanger is concurrently serving as our CEO and, therefore, is not independent.

In determining the independence of our directors, the Board considered that Ms. Ryan-Berman is a director of Newell Brands Inc., the owner of a portfolio of brands, including one of our tenants. Our board considered the nature of this relationship and the dollar value of the annual rental payments received from the tenant and determined that the relationship does not impair Ms. Ryan-Berman’s independence.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

We operate under a board leadership structure with separate roles for our CEO and Non-Executive Chair of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company and permits the Non-Executive Chair to manage the Board. Accordingly, we believe our current leadership structure, with Mr. Steven B. Tanger serving as CEO and Mr. Thomas J. Reddin serving as Non-Executive Chair of the Board, is the optimal structure for us at this time.

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PROPOSAL 1 ELECTION OF DIRECTORS

The Board is responsible for overseeing the Company’s risk management processes, and our Audit Committee assists the Board in fulfilling this responsibility. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. These risks relate to a range of issues including strategy, operations and cybersecurity, among others. The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance. While the Board oversees our overall risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

CORPORATE RESPONSIBILITY

Environmental, social and governance (ESG) principles provide Tanger’s stakeholders with an additional perspective on the Company’s performance.

Transparent disclosure practices, governance and ethics policies, strong employee engagement and deep community commitment are all important factors for our enterprise. The Board’s oversight of our ESG initiatives reflects our goal of delivering long-term value to all of our stakeholders including retail partners, shareholders, customers, community partners and employee team members.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

The Board held seven regular meetings during 2018. Each of the incumbent directors in office during 2018 attended at least 90% of the Board meetings and meetings of committees on which the director served, during the period in which such person served as a director. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders. Seven of our eight directors who were serving at the time of the 2018 Annual Meeting of Shareholders attended the meeting.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Non-Executive Chair of the Board presides at all executive sessions at which he is in attendance. In addition, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions but our independent directors meet in executive session at least once per year.

COMMITTEES OF THE BOARD

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The current committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS”.

The table below shows the current membership for each of the standing committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William G. Benton
Jeffrey B. Citrin
David. B. Henry
Thomas J. Reddin
Thomas E. Robinson
Bridget M. Ryan-Berman
Allan L. Schuman
Susan E. Skerritt
Member	Chair

10	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

AUDIT COMMITTEE

The Board has established an Audit Committee currently consisting of six of our independent directors, each of whom satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual Proxy Statement. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants. The Audit Committee is also charged with discussing with management the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the NYSE, and that each member of the committee, all of whom are named above, is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K. During 2018, there were five meetings of the Audit Committee.

COMPENSATION COMMITTEE

The Board has established a Compensation Committee currently consisting of five of our independent directors, each of whom meets the NYSE’s heightened standard for compensation committee membership. The Compensation Committee’s responsibilities include reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determining compensation for our CEO. The Compensation Committee is also responsible for making recommendations to the Board with respect to the compensation of other executive officers and directors. The Compensation Committee also administers our Incentive Award Plan, except in the case of awards to non-employee directors for which the plan is administered by the Board. This plan provides for the issuance of equity-based awards to the Company’s employees, directors, and consultants (other than non-employee directors). The Compensation Committee selects the employees and consultants (other than non-employee directors) to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards. During 2018, there were four meetings of the Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Board has established a Nominating and Corporate Governance Committee currently consisting of six of our independent directors. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, recommends approaches to director orientation and continuing education and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board may be better served by adding new members with different skills, backgrounds or areas of experience. The Nominating and Corporate Governance Committee assists the Board in maintaining a skills matrix as a tool for considering the experience of directors. In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates. In 2018, the Nominating and Corporate Governance Committee considered a potential director candidate recommended by a non-management director who would increase the diversity, skills and experience of the Board as a whole. Members of the Committee met with the candidate, Susan Skerritt, and noted Ms. Skerritt’s expertise in global financial markets, regulatory compliance, and risk management. Following further consideration and evaluation, and upon the recommendation of the Nominating and Corporate Governance Committee, she was appointed to the Board effective July 30, 2018 and recommended by the Nominating and Corporate Governance Committee for election at the 2019 Annual Meeting of Shareholders.

The Board values directors who will bring a sufficient range of different perspectives to bear, generate appropriate discussion and debate, and fulfill their oversight responsibilities to foster significant value creation for our shareholders. The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the NYSE listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and diversity of viewpoints, background, experience, gender, race, ethnicity and other attributes. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters-Shareholder Proposals and Nominations for the 2020 Annual Meeting of Shareholders-Shareholder Suggestions for Director Nominations” in this Proxy Statement. Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2018, there were three meetings of the Nominating and Corporate Governance Committee.

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PROPOSAL 1 ELECTION OF DIRECTORS

COMMUNICATIONS WITH DIRECTORS

Any shareholder or interested party is welcome to communicate with our Non-Executive Chair of the Board, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Non-Executive Chair, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. All communications, except for marketing and advertising materials, are forwarded directly to our directors.

COMPENSATION OF DIRECTORS

The annual compensation to the non-employee directors for 2018 was set and approved by the Board based on the recommendations of, and a peer group analysis performed by, independent compensation consultants engaged by the Compensation Committee. Compensation paid to our non-employee directors for services in 2018 is described below.

Annual Director Compensation

Additional Cash Compensation
Non-Executive Chair	$50,000
Committee Chair Fees
Audit Committee	$25,000
Compensation Committee	$25,000
Nominating and Governance	$15,000

Our CEO, who is also a director, will not be paid any director fees for his services as a director of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

EQUITY COMPENSATION

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. However, as set forth in the Incentive Award Plan, a non-employee director may not receive awards under the Incentive Award Plan with an aggregate value in excess of $500,000 during any fiscal year. The Board approved awards of restricted Common Shares to each non-employee director with a grant date value of approximately $165,000 for 2019, 2018 and 2017.

The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Our equity ownership guidelines require non-employee directors to hold 5,000 Common Shares within 3 years of their election to the Board. All non-employee directors who have been board members for at least 3 years met the share ownership guidelines as of December 31, 2018. In addition, the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) allows non-employee directors to elect to receive all or a portion of their cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a bookkeeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2018, one non-employee director participated in the Director Deferred Share Program.

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PROPOSAL 1 ELECTION OF DIRECTORS

Director Compensation Table

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2018:

Name	Year	Fees Earned or Paid In cash	Share Awards(1)	All Other Compensation(2)	Total
William G. Benton	2018	$60,000	$164,989	$14,428	$239,417
Jeffrey B. Citrin (3)	2018	85,000	164,989	14,428	264,417
David B. Henry	2018	72,500	164,989	14,428	251,917
Thomas J. Reddin	2018	110,000	164,989	14,428	289,417
Thomas E. Robinson	2018	60,000	164,989	14,428	239,417
Bridget M. Ryan-Berman	2018	75,000	164,989	14,428	254,417
Allan L. Schuman	2018	72,500	164,989	14,428	251,917
Susan E. Skerritt	2018	25,272	—	—	25,272
(1)	The amounts in this column represent the grant date fair value of restricted Common Share awards granted during 2018. Each director serving in 2018 was granted 7,520 restricted Common Shares with a grant date fair value of $21.94 per share. A discussion of the assumptions used in calculating these values may be found in Note 18 to our 2018 audited consolidated financial statements on pages F-46 through F-50 of our 2018 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2018, totaled 46,256 Common Shares and for each director, except for Ms. Skerritt, consisted of the following: 1,595 restricted Common Shares granted during 2017 with a grant date fair value of $34.47 per share and 5,013 restricted Common Shares granted during 2018 with a grant date fair value of $21.94 per share. Ms. Skerritt held no unvested restricted Common Shares as of December 31, 2018.
(2)	Represents dividends paid on unvested restricted Common Shares or the value of deferred shares credited under our Director Deferred Share Program in respect of dividends.
(3)	Mr. Citrin deferred all of his cash and equity compensation in 2018 pursuant to our Director Deferred Share Program. Mr. Citrin received 13,323.88 deferred shares in connection with 2018 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of our other officers. During the fiscal year ended December 31, 2018, Mr. Citrin, Mr. Henry, Mr. Reddin, Ms. Ryan-Berman and Mr. Schuman served as members of the Compensation Committee. No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

The Compensation Committee is responsible for the Company’s executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This “Executive Compensation” section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for fiscal year 2018, which were determined by the Compensation Committee. For the fiscal year ended December 31, 2018, our NEOs and their titles were as follows:

Steven B. Tanger	Chief Executive Officer (“CEO”)
James F. Williams	Executive Vice President and Chief Financial Officer (“CFO”)
Thomas E. McDonough	President and Chief Operating Officer (“President”)
Chad D. Perry	Executive Vice President, General Counsel and Secretary (“GC”)
Lisa J. Morrison	Executive Vice President - Leasing

The Compensation Discussion and Analysis includes the following sections:

1	Executive Summary (page 15) - Summarizes efforts to engage shareholders with regard to “Say On Pay”, additional compensation actions, pay-for performance alignment for the CEO, CEO/NEO pay mix, business highlights and total shareholder return.	3	2018 Compensation (page 25) - Provides a more detailed description of our compensation program as applied to our NEOs.

2	Compensation Review Process (page 22) - Outlines the role of the Compensation Committee, compensation consultant and CEO in developing appropriate compensation programs for our NEOs.	4	Governance Policies Relating to Compensation (page 33) - Details other governance policies and processes related to our executive compensation program.

14	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

EXECUTIVE COMPENSATION

1	EXECUTIVE SUMMARY

We are a fully-integrated, self-administered and self-managed REIT, which focuses on developing, acquiring, owning, operating and managing upscale outlet shopping centers in the US and Canada. We are the only public pure play outlet center REIT and have a primary objective to maximize TSR through growth in funds from operations and asset value appreciation. The Company has over 38 years of outlet center experience and our executives have a proven skill set in securing the best sites, constructing high-quality properties on time, completing the timely and effective lease-up of centers, and curating a compelling mix of tenants, while maintaining high occupancy and operating and marketing highly successful outlet centers.

The Compensation Committee strongly believes that our executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders. Our executive compensation program is designed to motivate, attract and retain highly-qualified executives with this unique and proven skill set and to align the CEO and other NEOs’ interests with those of our shareholders. In years that our shareholder value has increased, compensation for our CEO and other NEOs has generally increased. Conversely, in years that our shares have underperformed, compensation for our CEO and other NEOs has generally declined. We believe that such alignment is strongly evidenced by the 2018 compensation and the current outstanding equity awards held by our NEOs.

2018 COMPENSATION HIGHLIGHTS

During 2018, we achieved some, but not all, of our compensation program goals. With respect to our Incentive Cash Bonus Plan (see “2018 Compensation - Annual Cash Incentives: Description and Analysis”), the Company delivered strong financial growth and operational performance in 2018, including an increase in AFFO to $2.48 per share, which resulted in the achievement of the maximum AFFO performance metric under the plan. Nonetheless, given that our decline in Same Center NOI of 1.3% did not meet our threshold goal of a 1.0% decline, and our leverage ratio of 50.4% was between our threshold and target goals, our CEO’s cash bonus under the Incentive Cash Bonus Plan for fiscal 2018 was 4.2% lower than his cash bonus received for fiscal 2017 and his total direct compensation remained flat compared to 2017.

The performance period of our outperformance plan approved in 2016 (“2016 OPP”) ended in February 2019. The Company fell short of the minimum TSR goals under the 2016 OPP, and no awards were earned, resulting in a forfeiture of over $5.1 million in value by our CEO. In addition, in light of our TSR in 2018, the absolute portion of the remaining outperformance plans approved in 2017 and 2018 (“2017 OPP” and “2018 OPP”), the performance periods of which are approximately two-thirds and one-third completed, respectively, currently are underwater and projected to have zero value. The relative portion of our 2018 OPP was slightly above the threshold for those awards and the relative portion of the 2017 OPP is currently underwater and is projected to have zero value.

SHAREHOLDER ENGAGEMENT AND LISTENING TO OUR SHAREHOLDERS

We have historically taken into consideration the results of our advisory votes on the Company’s NEO compensation, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders.

At the Company’s 2018 Annual Meeting of Shareholders, approximately 42% of the votes cast were in favor of the advisory vote on executive compensation (commonly referred to as “Say on Pay”) and approximately 58% of the votes cast were against the Say on Pay proposal. This level of support was a significant decline from the 2017 vote, in which approximately 80% of votes were cast in favor of this proposal. The 2018 results occurred even though the design of our incentive programs remained consistent year over year.

Members of our Board of Directors (specifically the non-executive Chair of the Board and the Chair of the Compensation Committee), along with the Compensation Committee’s compensation consultant, FPL Associates L.P. (FPL), and members of management (excluding the Chief Executive Officer) engaged in extensive shareholder outreach in order to better understand our investors’ views regarding our executive compensation programs. In connection with this outreach, we reached out to our 24 largest institutional shareholders who collectively owned approximately 80% of our outstanding common shares and actually spoke with shareholders representing approximately 60% of our outstanding shares. These discussions allowed Directors to solicit individualized shareholder feedback on our compensation program and practices as well as on other topics such as strategy, board composition and governance and corporate responsibility issues. Based on these discussions with our shareholders, and as outlined in the section below, we made significant changes to our CEO’s 2019 long-term compensation, as well as for our other NEOs. In addition, we heard differing viewpoints on the appropriate metrics to use in our long-term incentive programs. While our 2019 equity grants continue to be based on relative and absolute TSR, to most directly align our executives with investor returns, the Compensation Committee will further analyze suggestions regarding additional strategic and operational metrics for possible inclusion in future grants.

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EXECUTIVE COMPENSATION

CHANGES TO THE EXECUTIVE COMPENSATION PROGRAM

While investors generally supported the overall design and framework of our executive compensation system and acknowledged the positive changes that have been made over the years, in light of recent declining share price performance, we heard concerns and received valuable feedback regarding the magnitude of the CEO’s equity grant, and the portion of that grant that was not performance based. As we value the feedback provided by these investors, the Board took action to specifically address their concerns while still maintaining a compensation program focused on retaining and motivating our valued executives. The Compensation Committee believes that the 2019 compensation changes described in the table below reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

What We Heard	How We Responded
The magnitude of the CEO’s grant does not align with peers, particularly in an environment of subpar performance.	We reduced the value of the CEO’s 2019 equity grant by 21% as compared to the value of his 2018 equity grant.
A higher allocation of the CEO’s equity grant should be tied to performance-based vesting.	We increased the allocation of the 2019 award tied to performance by 31%, as now a majority (60%) of the awarded grant date fair value is tied to performance (up from 46% in 2018)
Conversely, a lower allocation of the CEO’s equity grant should be tied to time-based vesting.	Together with the reduction in the overall size of the grant, we decreased the dollar value of the award tied to time-based vesting by 41%, as 54% of the CEO’s 2018 award in terms of grant date fair value was in the form of time-based vesting and only 40% of the 2019 grant in terms of grant date fair value is in such form.

The illustration below outlines the magnitude of the changes in the grant date fair value of CEO equity awards from 2018 to 2019.

CEO 2018 Equity Awards	Total LTI Award: $4,598,606	=	Performance-Based (46%) $2,111,479	+	Time-Based (54%) $2,487,127

	21% Decrease ($)		4% Increase ($)		41% Decrease ($)

CEO 2019 Equity Awards	Total LTI Award: $3,654,909	=	Performance-Based (60%) $2,192,945	+	Time-Based (40%) $1,461,964

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EXECUTIVE COMPENSATION

Based on the results of our advisory votes on the Company’s NEO compensation and discussions held over the past several years, we have made a number of positive changes to our executive compensation program as summarized below:

2019
●Reduced the grant date fair value of the CEO’s equity compensation by approximately 21%
●Increased the allocation of performance-based equity awards for all NEO’s to 60%
●Reduced our CEO’s time-based restricted common share awards by approximately $1 million in grant date fair value or 41%
●Continued to impose a mandatory three-year holding period after vesting for equity grants made to the CEO, consistent with all awards subsequent to 2013

2018
●Further modified our annual OPP to a 67/33 split between relative and absolute TSR hurdles to further emphasize relative performance versus absolute performance
●The Relative TSR component of the 2018 OPP was shifted from the use of a broader REIT index (SNL U.S. Equity Index) to that of an industry-specific index (FTSE NAREIT Retail Index), which is expected to more closely correlate with the performance of the retail REIT industry

2017
●Further condensed the number of metrics used in our annual cash incentive plan to 3 key financial performance objectives
●Based approximately 87% of the CEO’s total compensation on Company performance

2016
●Decreased the number of metrics used in the annual cash incentive plan from 8 financial performance objectives to 4 key financial performance objectives
●Modified our annual OPP to a 50/50 split between absolute and relative TSR hurdles to be more heavily weighted towards relative performance hurdles
●Modified CEO employment agreement to require a double-trigger for accelerated vesting of time-based restricted shares in connection with a change in control
●Unlike the special grants awarded in connection with the CEO’s 2012 employment contract amendment, we did not provide additional special awards in connection with the 2016 employment agreement

2015	●Adopted a robust anti-pledging policy ●Increased the allocation of performance-based equity awards versus time-based awards.

CEO Compensation Highlights

2019 and 2018 base salary held flat with 2017 at $850,000	We continue to have an additional three-year mandatory holding period post-vesting on equity awards

2018 cash bonus payout declined 4.2% from 2017 payout, on top of the 22.5% decline from 2016 to 2017	Decrease in grant date fair value of equity awards from 2018 to 2019

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EXECUTIVE COMPENSATION

SUMMARY OF CEO DIRECT COMPENSATION

The following table highlights the components of compensation that the Compensation Committee deemed most important in considering year over year changes to compensation for our CEO. Thus, for direct comparison purposes, total direct compensation excludes dividends on unvested restricted Common Shares and “other” compensation (see "2018 Summary Compensation Table" on page 36 for items included in "other" compensation).

Name	Year	Salary ($)	Cash Bonus ($)(1)	Time-Based LTI Awards ($)	Performance-Based LTI Awards ($)	Total Direct Compensation ($) (2)
Steven B. Tanger, CEO	2019	$850,000	$952,000	$1,461,964	$2,192,945	$5,456,909
	2018	850,000	993,367	2,487,127	2,111,479	6,441,973
	% Change	—%	(4.2)%	(41.2)%	3.9%	(15.3)%
(1)	These amounts are different from the amounts set forth in the “2018 Summary Compensation Table” as, for purposes of this illustration, the cash bonus amounts shown are included in the year paid, whereas the Summary Compensation Table, due to the reporting requirements under applicable SEC rules, reflects these amounts in the year in which the cash bonus was earned.
(2)	For direct comparison purposes, excludes dividends paid on unvested Common Shares and “other” amounts.

PAY-FOR-PERFORMANCE ALIGNMENT (CEO FOCUS)

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. We have designed an effective pay-for-performance program whereby a significant portion of our executive officer’s compensation is tied to performance-based cash and equity awards. Thus, in periods where we have superior performance in our operating results and TSR, our executive officers will realize higher levels of compensation. Likewise, in periods of poor performance, our executives will realize significantly lower levels of compensation.

Due to total shareholder returns that have lagged our peers and in some cases have been negative on an absolute basis, our CEO’s total realized compensation over the last several years has been significantly less than the reported grant date fair value of the awards for those respective years.

REALIZED PAY

Annual compensation data shown in the Summary Compensation Table on page 36 is presented in accordance with the Securities and Exchange Commission’s (“SEC”) requirements. This mandated format is based on accounting rules that reflect the grant date fair value of the award at the time of grant, which can differ significantly from the value that is ultimately earned from these awards. Therefore, the Committee believes that utilizing realized compensation in its evaluation of CEO pay is an appropriate additional consideration to accurately measure the alignment of CEO pay-for-performance.

Summary Compensation Table	Realized Compensation

Concept:	Concept:
Uses SEC methodology, which utilizes a mix of both compensation actually earned during the year (base salary and annual bonus) and some future contingent pay opportunities (equity awards)	Includes only pay actually earned during the year

Purpose:	Purpose:
SEC-mandated compensation disclosure	Used to show the strength of the correlation between Tanger’s performance and the actual cash and equity payouts earned by our CEO during the year

How it is Calculated:	How it is Calculated:

Base salary paid during the year	Base salary paid during the year
+	+
Annual bonus earned for the applicable (current) year’s performance	Annual bonus earned for the applicable (current) year’s performance
+	+
Accounting grant date fair value of equity awards granted during the most recently completed fiscal year (i.e., prior year)

Value of Outperformance Plan equity awards earned during the most recently completed 3-year performance period and the year-end value of the Annual Long-Term Equity Incentives that vested during the current fiscal year

+	+
All other compensation	All other compensation

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EXECUTIVE COMPENSATION

Summary Compensation Table Disclosed Compensation	Realized Compensation

Our CEO participates in multi-year award programs that are based exclusively on the Company’s three-year absolute and relative TSR to directly align our CEO’s compensation to that of shareholder returns. As of December 31, 2018, the OPP award granted in 2015 concluded with the performance periods ongoing for the OPP awards granted in 2016 through 2018. The chart below illustrates what our CEO has realized from the completed program and what the outstanding programs would have paid out had they been concluded as of year-end 2018. Of the total potential OPP award value over the four programs, in aggregate, our CEO has earned, and is tracking to earn for those OPPs outstanding, approximately 3% of the total maximum potential value.

CEO OPP Award Values: 2015 OPP Realized Value & 2016, 2017, 2018 OPP Tracking Value

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EXECUTIVE COMPENSATION

TSR-Based OPP Award Status

The chart below depicts each OPP on a program by program basis and the amounts realized or projected to be earned based on the Company’s TSR performance as of December 31, 2018. The 2015 OPP resulted in zero value to the executives. The 2016 and 2017 OPPs are currently projected to deliver no value, while the 2018 is projected to deliver a partial payout.

LTIP Performance Period and Metrics	Weight	2015	2016	2017	2018	2019	2020	% Payout
2015 OPP		100% Completed
Absolute TSR	60%	Below Threshold and 100% Forfeited						0.0%
Relative TSR vs. SNL Equity REIT Index	40%	Below Threshold and 100% Forfeited						0.0%
Maximum Potential Value of Award	$0			$4,870,870

Total								0.0%
2016 OPP			94% Completed
Absolute TSR	50%		Tracking Below Threshold and 100% projected to be Forfeited					0.0%
Relative TSR vs. SNL Equity REIT Index	50%		Tracking Below Threshold and 100% projected to be Forfeited					0.0%
Maximum Potential Value of Award		$0			$5,076,563

Total								0.0%
2017 OPP				64% Completed
Absolute TSR	50%			Tracking Below Threshold and 100% projected to be Forfeited				0.0%
Relative TSR vs. SNL Equity REIT Index	50%			Tracking Below Threshold and 100% projected to be Forfeited				0.0%
Maximum Potential Value of Award			$0			$5,345,802

Total								0.0%
2018 OPP					31% Completed
Absolute TSR	33%				Tracking Below Threshold and 100% projected to be Forfeited			0.0%
Relative TSR vs. FTSE NAREIT Retail Index	67%				Tracking Slightly Above Threshold and projecting 32% earned			14.6%
Maximum Potential Value of Award				$0			$4,068,027

Total								14.6%

SIGNIFICANT AT-RISK COMPENSATION

A substantial portion of our CEO and NEOs’ pay is tied to company performance and is at risk. Only 33% of our CEO’s performance year 2018 compensation was paid in cash, and approximately 84% was variable, subject to the Company’s performance. Across our remaining NEOs, the average 2018 performance year amount paid in cash was approximately 38% and approximately 80% was variable, subject to the Company’s performance.

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EXECUTIVE COMPENSATION

BUSINESS HIGHLIGHTS

Despite the retail industry facing significant challenges, we again delivered solid results in 2018 and continued to further strengthen our balance sheet by increasing our borrowing capacity, reducing our exposure to floating rate debt and extending the average term to maturity.

We are proud of these achievements as they point to our ability to strategically position the Company to grow opportunistically and to ultimately create long-term value for our shareholders. Among other achievements in 2018, our executive officers and other dedicated employees led the Company to realize the following results:

AFFO	Increased to $2.48 per share, or $243.3 million, for the 2018 period compared to $2.46 per share, or $245.3 million, for the 2017 period.

Occupancy	96.8% occupied consolidated portfolio at year-end 2018 (compared to 97.3% on December 31, 2017), marking the 38th consecutive year with year-end occupancy of 95% or greater.

Quarterly Common Share Cash Dividends

Raised dividend in April 2018 by 2% on an annualized basis to $1.40 per share, marking our 25th consecutive annual dividend increase. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year.

Average Tenant Sales

Average tenant sales productivity for the consolidated portfolio was $385 per square foot for the twelve months ended December 31, 2018, compared to $380 per square foot in the comparable prior year period.

Increased Liquidity

Amended our line of credit agreements, extending maturity by two years in January 2018, increasing our borrowing capacity to $600 million from $520 million, and reducing the interest rate spread to 87.5 basis points over LIBOR from 90 basis points.

Interest Coverage Ratio	Maintained strong interest coverage ratio of 4.5 times for both 2018 and 2017.

Extended bank term loan

Amended and restated our bank term loan, increasing the outstanding balance to $350 million from $325 million, extending the maturity to April 2024 from April 2021, and reducing the interest rate spread to 90 basis points down from 95 basis points over LIBOR.

Long-term financing in unconsolidated joint ventures	Closed on two separate mortgages in our unconsolidated joint ventures, replacing existing floating rate loans with 10 and 11 year fixed rate mortgages with interest rates ranging from 4.3% to 4.6%.
*	FFO and AFFO are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with GAAP. For a discussion of FFO and AFFO, including a reconciliation to GAAP, please see Appendix A.

As of December 31, 2018, we had a total enterprise value of approximately $3.7 billion, including approximately $1.7 billion of debt outstanding, equating to a 46% debt-to-total market capitalization ratio. The Company had $145.1 million outstanding out of $600 million in available unsecured lines of credit and total outstanding floating rate debt of $182 million, representing 10% of total debt outstanding, or less than 5% of total enterprise value. Approximately 94% of the Company’s consolidated square footage was unencumbered. As of December 31, 2018, Tanger’s outstanding debt had a weighted average interest rate of 3.5% and a weighted average term to maturity, including extension options, of approximately 6.2 years with no significant maturities until October 2022.

Thanks in part to these operational results, we were able to return additional value to our shareholders in 2018. We repurchased approximately 919,000 common shares during the year at a weighted average price of $21.74 per share of approximately $20.0 million, leaving approximately $55.7 million available under the existing share repurchase authorization at December 31, 2018. In February 2019, the Company’s Board of Directors approved an increase of the remaining authorization to $100 million and an extension of the expiration of the existing plan by two years to May 2021. In addition, in February 2019, the Company’s Board of Directors approved a 1.4% increase in the annualized dividend on its Common Shares from $1.40 per share to $1.42, marking the 26th consecutive annual dividend increase.

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EXECUTIVE COMPENSATION

TOTAL SHAREHOLDER RETURN

We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon, and our strategy has focused on long-term value creation. In fact, our TSR over the longer term has generated a 55% return for our shareholders over the past ten years.

During 2018, we delivered strong financial growth and operational performance as discussed previously in “Business Highlights”. Over the 1-year and 3-year periods ending December 31, 2018, however, our returns to our shareholders (on both an absolute and relative basis) declined, primarily due to the current challenging retail environment. Accordingly, as a reflection of the pay-for-performance structure of our overall compensation plan, a significant portion of our CEO’s compensation (and that of our NEOs) has been forfeited. The Compensation Committee believes that incentivizing the management team to continue to focus on driving superior operating performance, will ultimately result in the creation of strong long-term shareholder value.

Comparison of $100 Investment Over the Past Three Years

2	COMPENSATION REVIEW PROCESS

COMPENSATION PROGRAM OBJECTIVES

The objectives of the Company’s compensation program are as follows:

Motivate, attract and retain qualified executive management employees who are enthusiastic about the Company’s mission, performance, and culture;

Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders; and

Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

COMPENSATION PROGRAM REWARDS

The Company’s compensation program rewards teamwork and individual officer contributions to the Company’s annual and longer term goals. Annual cash performance-based incentives reward Company financial performance and individual performance for the fiscal year. In measuring an individual officer’s and the overall team’s performance, the Compensation Committee considers numerous factors, including the Company’s growth in AFFO and Same Center NOI from the prior year and the debt to asset ratio. While the individual amounts of incentive compensation paid may vary among officers, the performance targets that are set are generally the same for all officers. This creates an environment where all officers work together to achieve a common goal. See “2018 Compensation - Annual Cash Incentives: Description and Analysis” on page 26 for further discussion of performance targets used to set 2018 compensation. Additionally, equity-based awards are designed to provide long-term incentives that reward price appreciation of our Common Shares over a multi-year period.

We also believe that the Company’s executive compensation program does not encourage excessive risk taking. The Compensation Committee has incorporated the following risk-oversight and compensation-design features to guard against excessive risk taking:

●	Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the desired risk/reward balance, and do not encourage excessive risk taking;
●	Base salaries consistent with each executive’s responsibilities so that the executive is not motivated to take excessive risks to achieve a reasonable level of financial security;
●	A significant portion of each executive’s compensation is tied to the future share performance of the Company;
●	Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation;
●	Three-year holding period following vesting on all restricted Common Shares granted to our CEO since 2013;
●	Robust share ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy; and
●	A mix of cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

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EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE

The purposes and responsibilities of the Compensation Committee of the Board include the following:

●	Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;
●	Make recommendations to the Board with respect to the compensation of non-employee directors and officers other than the CEO;
●	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and
●	Oversee, with management, regulatory compliance with respect to compensation matters.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation Committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.

ROLE OF THE COMPENSATION CONSULTANT AND USE OF AGGREGATE PEER GROUP DATA

In setting compensation for fiscal 2018 performance, the Compensation Committee engaged FPL Associates L.P. (FPL), an independent compensation consultant, to assist in determining the appropriate amounts, types and mix of executive compensation. The Compensation Committee, with the help of its independent compensation consultant, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation program with the compensation programs of our competitors. Based in part on this data, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry.

Each fiscal year, management prepares an analysis that sets forth the Company’s total compensation obligations to the CEO and the other officers, including each executive’s realized compensation from the prior year and targeted cash compensation for the coming year. FPL analyzed this information for our NEOs, as well as the mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation of officers with similar duties and responsibilities at the peer group companies. The analysis focused on the following categories of compensation: (1) base salary, (2) base salary and incentive cash bonus together as total annual cash compensation, (3) long-term incentive compensation and (4) total overall compensation.

The Compensation Committee does not benchmark annual compensation to any specific percentile of total compensation paid to comparable officers in the peer group. Based on the Company’s and the individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation Committee, in consultation with FPL, determined the appropriate level of annual compensation.

For fiscal 2018 performance, FPL recommended the level of base and incentive cash bonus compensation to be set for each NEO as well as the amount of equity awards to be granted to each NEO (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards), based on its review of peer data, industry trends, existing employment agreements and other factors. The Compensation Committee considered FPL’s recommendations and analysis when determining base salaries and annual and long-term incentives.

The Compensation Committee considers a variety of factors when constructing an appropriate peer set. As we are the only public focused factory outlet REIT, which requires certain unique skill sets, background, and relationships, we are forced to expand into the broader retail REIT industry for selecting appropriate peers. In the graphic below we have identified several key factors the Committee considers when choosing an appropriate peer group, such as who the Company competes with for talent, tenants, and investors.

Direct Company Structure and Focus	●Public Outlet Center Focused REITs: NONE

Public Retail-Focused REITs	●Regional Malls, Shopping Centers, and Other Retail Focused Properties

Against whom does the Company compete for executive talent?
●Across our executive team and prior to joining the Company, Mr. McDonough and Ms. Morrison, worked at Regency Centers Corporation and Taubman Centers, Inc. - both larger organizations and are two of our peers

Against whom does the Company compete for tenants and investors?
●While Taubman Centers and Macerich Company each have a primary focus on regional malls, both companies also hold outlet centers in their portfolio
●Our outlet centers have also begun adding a new variety of tenants, thus competing with the shopping center REITs

Company Size (as defined by market and total capitalization, and number of employees)
●The Compensation Committee contemplated additional companies that invest in similar markets to Tanger Factory Outlets, such as Simon Property Group and GGP, Inc. (which has since been acquired), however, ultimately determined that in light of their substantially larger size, they would not be appropriate at this time.

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EXECUTIVE COMPENSATION

The Compensation Committee does not benchmark directly to the peer group, but rather uses it as a frame of reference in determining executive compensation. The Committee will continue to assess the composition of the peer group to determine the appropriateness of each peer company.

The following table provides the names and certain key information for each peer company at the time the Compensation Committee reviewed the peer group market data. The following table, with the source data from S&P Global, provides the names and certain key information for each peer company as of December 31, 2018.

Company	# of Employees(1)	Implied Equity Market Cap $ million	Total Capitalization $ million	Sector
Acadia Realty Trust	112	$ 2,057.3	$ 4,211.1	Shopping Center
Brixmor Property Group Inc.	458	4,384.8	9,270.7	Shopping Center
CBL & Associates Properties, Inc.	NA	382.9	5,108.1	Regional Mall
DDR Corp. (SITE Centers)	378	2,009.0	4,421.3	Shopping Center
Federal Realty Investment Trust	301	8,851.6	12,377.0	Shopping Center
Kimco Realty Corporation	533	6,186.9	12,166.7	Shopping Center
Kite Realty Group Trust	144	1,209.4	2,763.5	Shopping Center
Macerich Company	717	6,563.6	11,784.3	Regional Mall
National Retail Properties, Inc.	68	7,834.5	11,318.8	Single Tenant
Regency Centers Corporation	446	9,873.2	13,629.9	Shopping Center
Retail Opportunity Investments Corp.	71	1,992.5	3,475.2	Shopping Center
Taubman Centers, Inc.	450	3,909.7	7,953.8	Regional Mall
Urban Edge Properties	116	2,112.1	3,662.8	Shopping Center
Weingarten Realty Investors	254	3,219.5	5,190.9	Shopping Center
Washington Prime Group Inc.	781	1,073.2	4,210.0	Regional Mall
Tanger Factory Outlet Centers, Inc.	464	$ 1,999.8	$ 3,712.7	Outlet Center
(1)	Consists of full-time-equivalent employees working for the company and its subsidiaries. Assumes two part-time employees equal one full-time employee, but excludes temporary employees.

DETERMINATION OF COMPENSATION CONSULTANT’S OBJECTIVITY

The Compensation Committee recognizes that it is essential to receive objective advice from its outside independent compensation consultant. As a result, the Compensation Committee does not allow the Company to engage FPL in matters unrelated to executive compensation.

ROLE OF MANAGEMENT AND THE CHIEF EXECUTIVE OFFICER IN SETTING EXECUTIVE COMPENSATION

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the GC and CFO in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for other members of senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO, GC and CFO are generally subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the recommendations of the CEO, GC and CFO with respect to executive compensation.

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EXECUTIVE COMPENSATION

3	2018 COMPENSATION

We believe that the following discussion is a useful presentation of the Compensation Committee’s decisions with regard to 2018 NEO compensation, particularly in light of our practice of granting annual long-term equity incentive awards for a particular year in February of the following year. The following discussion should be read in conjunction with the Summary Compensation Table presented on page 36 where, in accordance with SEC rules, we present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

The Compensation Committee received information from FPL, its compensation consultant, and management for consideration in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2018 performance. Among the factors considered for our executive compensation generally, and for the NEO compensation in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to any factor, which may differ among individual NEOs, and instead factors are reviewed on a holistic basis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultant. Payouts are generally based on actual financial results, measured against the targets approved by the Compensation Committee under our incentive compensation plans for the fiscal year just ended. In addition, these results are a consideration in setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO’s working relationship with the Board. See “Business Highlights” on page 21 for a summary of our operational achievements in 2018.

The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and outperformance awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also taking into account annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

Pay Element	Objectives
Base Salary	To provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers

Annual Incentive Cash Bonus	To incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation

Annual Long-Term Equity Incentive	To reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value

Outperformance Plan	To enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for TSR performance in excess of rigorous, predetermined absolute and relative hurdles

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EXECUTIVE COMPENSATION

BASE SALARY: DESCRIPTION AND ANALYSIS

Although the Compensation Committee does not benchmark salaries to any specific percentile of base salaries paid to comparable officers in the peer group, the NEOs are paid base amounts within the range of those paid to comparable officers in the peer group and sufficient to attract high-quality executive talent and maintain a stable management team. After a review of base salaries and total cash compensation as compared to our peer group, the Compensation Committee concluded that it would be appropriate to keep base salaries for 2018 flat with 2017, and that 2019 base salaries should be increased 2%, except for Mr. Tanger and Mr. Williams. Mr. Tanger’s 2019 base salary was kept at $850,000 and Mr. Williams’ base salary was increased by 4% in connection with his promotion to CFO during 2016 and Executive Vice President in 2018.

Base salaries approved for 2019, 2018 and 2017 were as follows:

Named Executive Officer	2019 Base Salaries	2018 Base Salaries	2017 Base Salaries
Steven B. Tanger, CEO	$850,000	$850,000	$850,000
James F. Williams, CFO	374,400	360,000	360,000
Thomas E. McDonough, President	401,880	394,000	394,000
Chad D. Perry, GC	378,420	371,000	371,000
Lisa J. Morrison, Executive Vice President - Leasing	288,992	283,326	283,326

Each of the NEOs has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts. See “Employment Contracts” on page 44.

ANNUAL CASH INCENTIVES: DESCRIPTION AND ANALYSIS

INCENTIVE CASH BONUS PLAN FOR EXECUTIVE OFFICERS

During 2018, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (referred to as the “Incentive Cash Bonus Plan”). The performance criteria were approved and set by the Compensation Committee in February 2018. The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

For 2018, each executive’s annual incentive cash bonus amount was based upon Threshold, Target and Maximum percentages of base salary. See the “2018 Grant of Plan-Based Awards” table on page 39 for the dollar amounts payable under each of these categories. Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year.

The Threshold, Target and Maximum amounts for our NEOs in 2018 were unchanged from 2017, except for Mr. Williams and Ms. Morrison. Mr. Williams’ Threshold, Target and Maximum amounts were increased from 25%, 50% and 75%, respectively, to 50%, 75% and 100%, respectively, in connection with his promotion to CFO during 2016, Ms. Morrison’s threshold amount changed from 5% to 10%. The Threshold, Target and Maximum amount for our NEOs in 2018 were as follows (as a percentage of base salary):

Named Executive Officer	Threshold	Target	Maximum
Steven B. Tanger, CEO	75%	100%	200%
James F. Williams, CFO	50%	75%	100%
Thomas E. McDonough, President	75%	100%	170%
Chad D. Perry, GC	75%	100%	170%
Lisa J. Morrison, Executive Vice President - Leasing	10%	20%	35%	(1)
(1)	Ms. Morrison also participates in a separate annual incentive cash bonus plan for leasing employees. See “Annual Incentive Cash Bonus Plan for Leasing Employees” below. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her annual base salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year, except that if the amount determined under clause (2) is greater than 100% of Ms. Morrison’s annual base salary, such excess will be carried over to the next succeeding year. Ms. Morrison receives the higher of the bonus as calculated under the Company’s Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.

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EXECUTIVE COMPENSATION

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company and for 2018 included the following measures:

Performance Criteria	CEO/CFO/President/ GC Weighting	Other Officer Weighting	Rationale for Including in Plan
Financial Performance Targets:
●AFFO per share (excluding the dilutive effect of asset sales or long-term refinancing) ●Percentage increase in Same Center NOI			Encourages focus on profitability as measured by the most frequently assessed REIT earnings measure.
Encourages focus on internal growth at existing portfolio and maintenance of leverage within acceptable levels.
●Consolidated Debt to Adjusted Total Asset Ratio
Strategic objectives (or Individual Performance for “Other Officer”)			Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing its strategic business plan.

At the request of the Compensation Committee, to assist with setting 2018 performance levels, the CFO prepared an analysis of the actual performance levels achieved for the last three years, as well as the average of this three-year period. The average results were compared to the operating and financial performance level budgets approved by the Board for 2018. The Compensation Committee generally sets performance levels for each criterion at or above the current year budget levels. The budget reflects management’s assumptions regarding performance during the year taking into account many factors, both internal and external. The Compensation Committee may approve performance levels for the current year below the prior year performance levels when considering the current year’s budget or other factors outside management’s control.

The performance levels for AFFO, the metric we believe is an important indicator of the overall performance of the Company in any given year, and which carries the most weighting, was increased $.02 per share from the previous year performance levels. The Consolidated Debt to Adjusted Asset ratio performance levels were also made slightly more difficult. The performance levels for Same Center NOI used in 2018, however, were lower than those used in 2017 as described below.

During 2017, the Company experienced the highest number of bankruptcy filings in recent history and failed to meet its threshold performance level for Same Center NOI. Given the weakness in the overall retail environment, and the expected impact on 2018 Same Center NOI as a result of the store closings and rent modifications related to the 2017 bankruptcies and other brand-wide restructurings by retailers, the Compensation Committee set performance levels for 2018 Same Center NOI at amounts lower than 2017, but at levels which would require significant effort and skill to achieve, and which were consistent with the Company’s 2018 budget. Demonstrating the rigor in the performance levels approved, the Company failed to achieve the approved threshold performance level for this metric in 2018 as well.

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EXECUTIVE COMPENSATION

At the time the individual strategic objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill. The corporate performance criteria and the performance levels required under the Incentive Cash Bonus Plan for 2018 approved by the Compensation Committee, as compared to our level of achievement, were as follows:

	2018 Performance Levels
Performance Criteria	Threshold	Target	Maximum	Actual Results	Achievement Levels
Financial Performance Targets:

●AFFO per share (excluding the dilutive effect of asset sales or long-term refinancing) ●Percentage increase in Same Center NOI ●Consolidated Debt to Adjusted Total Asset ratio					Maximum
	$2.44	$2.46	$2.48	$2.48

					Below Threshold
	(1.0)%	(0.5)%	0.0%	(1.3)%

					Between Threshold and Target
	51.0%	49.5%	48.0%	50.4%

Strategic performance goals for the CEO, CFO, President and GC (described below)					Threshold
	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	3 of 5 objectives

Individual performance goals for Ms. Morrison					Below Threshold
	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	2 of 5 objectives

The Compensation Committee, in its discretion, may adjust the predetermined AFFO targets to exclude significant charges which they believe are not indicative of the Company’s ongoing operating performance. No such adjustments were made for the 2018 year. See “Actual 2018 Annual Incentive Cash Bonuses” below, for the amount of annual incentive cash bonuses received by each NEO pursuant to the above results. Further, for a reconciliation of AFFO and Same Center NOI to GAAP, please see Appendix A.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and that these goals ultimately help align the interests of our NEOs and our shareholders. If minimum performance criteria targets are not met, no bonuses are paid. If maximum targets are met or exceeded, bonuses may be significant but are capped as set forth in the table above.

In 2018, the Company met or surpassed one of the minimum financial performance levels and one of the maximum financial performance levels. The strategic performance goals for each of Messrs. Tanger, Williams, McDonough and Perry were to (1) acquire one existing outlet or community center with at least 150,000 square feet in the US or Canada, (2) acquire a second existing outlet or community center with at least 150,000 square feet, or acquire an option on land to begin one new development in the US or Canada, (3) increase comparable traffic 1% in centers in which we have an ownership interest, excluding the impact of significant weather events causing closures of more than one day, (4) achieve year end occupancy of at least 95% in centers in which we have an ownership interest, and (5) complete disposition or re-purpose of at least one center in which we have an ownership interest. While Ms. Morrison participates in this plan, in 2018 her bonus compensation was determined under the bonus plan for leasing employees as described below.

The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2018 based on the achievement of the targets set at the beginning of 2018.

ANNUAL INCENTIVE CASH BONUS PLAN FOR LEASING EMPLOYEES

Ms. Morrison also participates in a separate incentive cash bonus plan designed to reward the Company’s leasing employees on an individual basis for successfully executing new leases and renewing existing leases with our tenants (referred to as “Leasing Commissions”), and on a team basis for reaching certain company goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, minimum average rental rate increases on existing leases renewed or new leases executed during the year, minimum conversion rate in converting lease requests to executed leases, and maximum number of days to get a lease fully executed once approved (referred to as “Leasing Team Bonus”). Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues.

Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus with respect to Leasing Commissions equal to the lesser of (1) 100% of her annual base salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing bonus plan in effect for that contract year, except that if the amount determined under clause (2) is greater than 100% of Ms. Morrison’s annual base salary, such excess amount will be carried over to the next succeeding year. Ms. Morrison receives the higher of the bonus as calculated under the Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both. In 2018, Ms. Morrison received the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our Incentive Cash Bonus Plan.

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EXECUTIVE COMPENSATION

In addition, during 2018, Ms. Morrison was eligible to receive a Leasing Team Bonus up to $25,000 if all of the target levels were achieved, and then would receive additional amounts in increments of $250 or $1,000 based upon the amount by which the target levels were exceeded, up to a maximum of $40,000.

ACTUAL 2018 ANNUAL INCENTIVE CASH BONUSES

All annual incentive cash bonuses to NEOs for 2018 were paid in accordance with the terms described above, and the Company did not exercise any discretion to increase any such bonuses above the amount determined pursuant to the applicable formula. The actual cash incentives paid for 2018 performance were:

Named Executive Officer	2018 Annual Cash Incentives	Payout as a % of Target	% $ Change from 2017
Steven B. Tanger, CEO	$952,000	112%	(4.2)%
James F. Williams, CFO (1)	223,200	83%	32.3%
Thomas E. McDonough, President	394,000	100%	(4.6)%
Chad D. Perry, GC	371,000	100%	(4.6)%
Lisa J. Morrison, Executive Vice President - Leasing (2)	291,441	n/a	n/a
(1)	The increase for Mr. Williams related to his promotion to CFO in May 2016.
(2)	Ms. Morrison’s 2018 bonus was determined under the cash bonus plan for leasing employees. See “Annual Incentive Cash Bonus Plan for Leasing Employees” above on page 28.

RIGOROUS ANNUAL PERFORMANCE HURDLES

The following table reflects the average of our NEOs’ annual cash incentives presented as a percentage of the target amounts that could be earned under the cash bonus program during the past three years. As demonstrated below, the Company uses rigorous performance hurdles that have resulted in a lower payouts in each of the two most recent years.

Historical Cash Bonus Awards as a Percentage of Target (1)
(1)	Ms. Morrison’s bonuses were determined under the cash bonus plan for leasing employees and are excluded from the table above. See “Annual Incentive Cash Bonus Plan for Leasing Employees” above on page 28.

LONG-TERM INCENTIVES: DESCRIPTION AND ANALYSIS

The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares or restricted share units or performance awards. Equity-based awards deliver increased value only when the value of our Common Shares increases. Long-term incentives are determined by the Compensation Committee based, in part, on peer group compensation practices combined with recommendations of management and its compensation consultant.

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EXECUTIVE COMPENSATION

The Compensation Committee generally administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation Committee authorizes the awards to employees and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate.

As discussed above, following a review of our long-term incentive program and based on the feedback received from our shareholder outreach efforts, the Compensation Committee decided to increase the allocation of equity awards for all NEO’s between performance-based and time-based awards to a 60/40 split for 2019, in order to be more heavily weighted towards performance-based awards. The charts below illustrate the average allocation between performance-based and time-base awards for awards granted in 2018 and 2019 for our NEOs.

Allocation of Equity Awards

SUMMARY OF LONG-TERM INCENTIVE PLANS

	Time-Based LTI Awards Grant Date Fair Value (1)			OPP Grant Date Fair Value (2)			Total Equity Compensation
Named Executive Officer	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Steven B. Tanger, CEO	$1,461,964	$2,487,127	(41.2)%	$2,192,945	$2,111,479	3.9%	$3,654,909	$4,598,606	(20.5)%
James F. Williams (3),	290,009	375,196	(22.7)%	435,010	278,716	56.1%	725,019	653,912	10.9%
CFO
Thomas E. McDonough,	895,971	1,285,179	(30.3)%	1,343,936	954,715	40.8%	2,239,907	2,239,894	0.0%
President
Chad D. Perry, GC	405,265	581,322	(30.3)%	607,897	431,836	40.8%	1,013,162	1,013,158	0.0%
Lisa J. Morrison (3),
Executive Vice President	164,496	240,002	(31.5)%	246,745	121,225	103.5%	411,241	361,227	13.8%
- Leasing
(1)	Represents the restricted Common Share and restricted share unit awards granted to each NEO in 2018 and 2019. The grant date fair value for restricted Common Share awards granted in 2019 and 2018 is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which was $21.73 and $21.94, respectively, except for Mr. Tanger. The grant date fair value of Mr. Tanger’s restricted Common Share and restricted share unit awards granted in 2019 and 2018 are subject to additional restrictions on sale after vesting and issuance of shares, as applicable, and are discounted per FASB ASC 718 by 12.5% and 15.0%, respectively.
(2)	Represents the notional units granted under the 2019 and 2018 OPPs, multiplied by the grant date fair values of $12.09 and $12.42, respectively. The grant date fair values were based on probable performance outcomes computed in accordance with FASB ASC 718.
(3)	The increase in total equity compensation for Mr. Williams and Ms. Morrison related to their promotions to EVP during 2018.

RESTRICTED COMMON SHARE AND RESTRICTED SHARE UNIT AWARDS

Awarding restricted Common Shares helps to further align the interests of management with those of our shareholders. In setting the amounts and terms of the restricted Common Shares, the Compensation Committee considers the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Compensation Committee does not necessarily limit the number of restricted Common Shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation Committee generally considers grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved as well as a longer term incentive for future performance. Restricted

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EXECUTIVE COMPENSATION

Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized. In 2018, a portion of the equity award to our CEO was granted in the form of restricted share units, in lieu of restricted Common Shares, in accordance with the terms of his employment agreement. It is expected that our CEO will continue to receive a portion of his annual time-based vesting equity awards in the form of restricted share units in the future.

The restricted Common Shares and restricted share units were granted to the named executive officers for 2018 performance in February 2019 and for 2017 performance in February 2018. The awards granted in February 2019 vest ratably over a three-year period, beginning on February 15, 2020. For the CEO, the restricted Common Shares and restricted share units granted in 2019 and 2018 include additional holding period restrictions under which the vested Common Shares and Common Shares issued in respect of the restricted share units cannot be sold for an additional three years following each vesting or issuance date, as applicable.

The Compensation Committee believes that restricted Common Share and restricted share unit grants with time-based vesting features provide the desired incentive to increase the Company’s share price and, therefore, the value for our shareholders over the vesting period. If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive’s total compensation, will be reduced. If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share and restricted share unit awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date, except for the restricted Common Shares and restricted share units granted to the CEO in 2019 and 2018 that are subject to additional restrictions on sale after vesting or issuance, as applicable, described above which were each discounted per FASB ASC 718 by 12.5% and 15.0%, respectively.

2018 AND 2019 OUTPERFORMANCE PLANS

During February 2018 and February 2019, the Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2018 and 2019 OPPs, which provides for the grant of performance awards under the Incentive Award Plan. During 2018, the Compensation Committee made modest enhancements to the 2018 OPP to more closely correlate the value of our performance awards with our relative performance as compared to our direct peers. For 2019, the Compensation Committee did not make any structural changes to the 2019 OPP and chose to retain the same metrics and performance hurdles as the 2018 OPP. However, as discussed above, the Compensation Committee decided that the allocation for equity compensation tied to performance to be granted in 2019 should be increased to 60% of the total value of each NEO’s total equity compensation, whereas the majority of each NEO’s equity compensation was tied to time-based performance in the previous year.

	% of Award Earned	67% Relative TSR vs. FTSE NAREIT Retail Index	33% Absolute TSR

		Performance Targets	Performance Targets
Company targets to outperform our peers	20%	Minimum: 30th Percentile	Minimum: 19.1% TSR
	60%	Target: 55th Percentile	Target: 24.3% TSR
	100%	Maximum: 80th Percentile	Maximum: 29.5% TSR

Any restricted Common Shares earned under the 2018 and 2019 OPPs (which conclude on February 15, 2021 and February 17, 2022, respectively) are also subject to a time-based vesting schedule, pursuant to which 50% of the restricted Common Shares would vest at the conclusion of the three-year performance period and the remaining 50% would vest (or, in the case of our CEO, would be issued) upon the completion of one additional year of service, contingent upon continued employment with the Company through the applicable vesting date. Such vesting, however, is subject to acceleration in

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EXECUTIVE COMPENSATION

certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change in Control”.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares (whether vested or unvested), then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were issued, whether vested or unvested.

RETIREMENT BENEFITS

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to our 401(k) plan. Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion. This benefit is generally available to all employees of the Company. See “Employment Contracts” for a discussion of amounts that may be payable pursuant to Mr. Tanger’s employment agreement in connection with retirement.

PERQUISITES

The Company does not provide significant perquisites or personal benefits to executive officers, except that it provided Mr. Tanger with a monthly car allowance of $800 in 2018. In addition, the Company paid a total of $44,436 for premiums on life insurance policies for Mr. Tanger during 2018. Both the car allowance and life insurance benefit have remained consistent with previous years.

In addition, the Company owns a corporate airplane which is used almost exclusively for business travel. We believe that the confidential working environment, security and efficiency provided by private air travel allow our CEO and other executives to maximize productivity while traveling for business.

Our CEO’s business travel includes travel from his primary office location to the Company’s headquarters. While we consider this travel to serve an important business purpose, for purposes of transparency, we identify the incremental cost of this travel as a perquisite for SEC reporting purposes. We determine the incremental cost per flight based on the cost of fuel used, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include fixed costs that do not change based on usage, such as purchase costs of the airplane, pilot salaries and non-trip-related hangar and parking costs. In 2018, this incremental cost totaled approximately $84,384. However, we do not consider the characterization of this amount as a perquisite to be a significant factor in our overall compensation plan design or effectiveness.

The CEO may use the aircraft for personal use from time to time, so long as the CEO reimburses the Company for such use so that there is no incremental cost to the Company.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL

The Company’s business is competitive, and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The employment contracts generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement. The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management. Equity awards granted to Mr. Tanger under the OPPs, to the extent earned, provide for accelerated vesting in the event of a Change of Control, as defined in Mr. Tanger’s employment agreement. However, unless he experiences a termination of employment following a Change of Control (i.e., a “double trigger”), Mr. Tanger is not entitled to cash severance or accelerated vesting of his unvested time-based restricted shares in the event of a Change of Control. For all named executive officers, except for Mr. Tanger, the employment contracts consider a Change of Control, as defined in each agreement, as a reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of certain equity grants upon a Change of Control. Very often, senior executives lose their jobs in connection with a Change of Control. By agreeing upfront to provide severance benefits and accelerated vesting of certain equity grants in the event of a Change of Control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened Change of Control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders. In addition, we intend to include double trigger change of control benefits in employment agreements with any newly hired executives whereby such executives will be eligible for change of control benefits only upon certain qualifying terminations of employment in connection with or following a change in control.

The Company currently has employment contracts with each of the NEOs listed in the Summary Compensation Table on page 36 of this Proxy Statement. See “Employment Contracts” on page 44 in this Proxy Statement.

32	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

EXECUTIVE COMPENSATION

4	GOVERNANCE POLICIES RELATING TO COMPENSATION

MINIMUM OWNERSHIP GUIDELINES

The Company’s Board of Directors expects all non-employee directors, the CEO, the CFO, the President and the GC to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, the Board has established equity ownership guidelines for non-employee directors, the CEO, CFO, President and GC. Non-employee directors are required to hold 5,000 Common Shares. Newly elected non-employee directors have three years following their election to the Board to meet the share ownership guidelines. The executives are required to hold Common Shares with a value equivalent to a multiple of their base salary as listed in the table below:

The executives have five years following their appointment to meet the share ownership guidelines. Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and the executives, except for Ms. Skerritt who was appointed to the board in July 2018, met the share ownership guidelines as of December 31, 2018.

CLAWBACK POLICY

The Board has established a Clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of intentional misconduct, fraud or gross negligence. Each executive officer may be required to reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific performance levels, under these circumstances.

ANTI-HEDGING POLICY

The Company has established an anti-hedging policy applicable to our executive officers, directors and employees. The policy prohibits any director or executive officer of the Company from trading in puts, calls, options or other derivative securities based on the Company’s securities. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the shareholdings. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares owned.

ANTI-PLEDGING POLICY

Our named executive officers and directors do not have any shares pledged as collateral. The Company has established an anti-pledging policy applicable to our executive officers, directors and employees. The Board believes that pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. Similarly, officers, directors and employees of the Company may not pledge, or agree or offer to pledge, the Company’s securities (or a right to receive the Company’s securities) as collateral for a loan or other obligation. These prohibitions do not apply to any broker-assisted cashless exercise of equity awards. In addition, in order to facilitate the transition to the policy, these prohibitions do not apply to a margin or pledge of securities that was in effect prior to adoption of the policy; provided, that no additional Company securities may be added to any such pre-existing pledge on or after adoption of the policy.

An exception to the prohibitions in this policy may be granted by the disinterested members of the Board in their sole discretion where a person covered by this policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and demonstrates to the satisfaction of the disinterested members of the Board the financial capacity to repay the loan without resort to the pledged securities.

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EXECUTIVE COMPENSATION

MANDATORY HOLDING PERIOD

Restricted Common Shares granted to the CEO in February 2018 and February 2019 include three-year vesting periods and also have a mandatory holding period under which the CEO cannot sell his vested Common Shares for an additional three years following each applicable vesting date.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION AND OTHER TAX CONSIDERATIONS

Subject to certain limited exemptions, Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”) denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” to the extent such compensation in any taxable year exceeds $1 million. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of the Company’s chief executive officer and each of the Company’s other three most highly compensated officers, excluding the chief financial officer, and compensation that qualified as “performance-based compensation” for purposes of Section 162(m) of the Code was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the scope of covered employees was expanded and the ability to rely on the “performance-based compensation” exemption was, with certain limited exceptions, eliminated. It is the Company’s policy to take into account the implications of Section 162(m) among all other factors reviewed in making compensation decisions. However, the Compensation Committee, while considering tax deductibility as one factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, and in light of the changes implemented by the Tax Cuts and Jobs Act of 2017, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m) of the Code.

Section 280G, Section 4999 and Section 409A of the Code (“Section 409A”) impose certain taxes under specified circumstances. Section 280G and Section 4999 provide that any executives, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change of control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax. The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each named executive officer’s employment contract provides for a cutback of amounts payable in order to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The Compensation Committee considers the effect of Section 409A when designing the Company’s executive plans and programs, and such plans and programs are intended to be designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

34	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

REPORT OF THE COMPENSATION
COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David B. Henry (Chair)
Jeffrey B. Citrin
Thomas J. Reddin
Bridget M. Ryan-Berman
Allan L. Schuman

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2018 SUMMARY COMPENSATION TABLE

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2018, 2017, and 2016.

Name and Principal position	Year	Salary ($)	Bonus ($)	Share Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Steven B. Tanger Chief Executive Officer	2018	$850,000	$—	$4,598,606	$952,000	$569,691	$6,970,297
	2017	850,000	—	4,568,634	993,367	612,947	7,024,948
	2016	824,000	—	4,499,176	1,282,350	696,625	7,302,151
James F. Williams Executive Vice President and Chief Financial Officer	2018	$360,000	$—	$653,912	$223,200	$52,777	$1,289,889
	2017	360,000	—	518,320	168,720	46,481	1,093,521
	2016	350,000	—	358,546	96,086	43,726	848,358
Thomas E. McDonough President and Chief Operating Officer	2018	$394,000	$—	$2,239,894	$394,000	$196,985	$3,224,879
	2017	394,000	—	2,226,434	413,175	211,047	3,244,656
	2016	382,439	—	2,226,927	526,332	215,670	3,351,368
Chad D. Perry Executive Vice President, General Counsel, and Secretary	2018	$371,000	$—	$1,013,158	$371,000	$88,808	$1,843,966
	2017	371,000	—	907,059	389,055	92,833	1,759,947
	2016	360,500	—	907,160	496,138	87,556	1,851,354
Lisa J. Morrison Executive Vice President, Leasing	2018	$283,326	$—	$361,227	$291,441	$45,492	$981,486
	2017	283,326	—	359,535	295,057	44,717	982,635
	2016	275,074	—	358,546	285,451	43,726	962,797
(1)

The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and the grant date fair value of notional units granted under the 2018, 2017 and 2016 Outperformance Plans. A discussion of the assumptions used in calculating these values may be found in Note 18 to our 2018 audited consolidated financial statements on pages F-46 to F-50 of our 2018 Annual Report, Note 18 to our 2017 audited consolidated financial statements on pages F-51 to F-55 of our 2017 Annual Report, and Note 18 to our 2016 audited consolidated financial statements on pages F-47 to F-51 of our 2016 Annual Report, respectively. With respect to the awards granted under the 2018, 2017 and 2016 Outperformance Plans, the grant date fair values were based on probable performance outcomes. The grant date fair value for the 2018 awards, assuming that the highest level of performance conditions are achieved, was $4.1 million for Mr. Tanger, $537,000 for Mr. Williams, $1.8 million for Mr. McDonough, $832,000 for Mr. Perry, and $234,000 for Ms. Morrison. The grant date value for the 2017 awards, assuming that the highest level of performance conditions will be achieved, was $5.3 million for Mr. Tanger, $563,000 for Mr. Williams, $2.4 million for Mr. McDonough, $985,000 for Mr. Perry, and $307,000 for Ms. Morrison. The grant date fair value for the 2016 awards, assuming that the highest level of performance conditions will be achieved, was $5.1 million for Mr. Tanger, $294,000 for Mr. Williams, $2.3 million for Mr. McDonough, $934,000 for Mr. Perry, and $294,000 for Ms. Morrison.

(2)

Amounts shown consist of payouts under our annual Incentive Cash Bonus Plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect (1) the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our annual Incentive Cash Bonus Plan and (2) a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year, minimum conversion rate in converting lease requests to executed leases, and maximum number of days to get a lease fully executed once approved.

36	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2018 SUMMARY COMPENSATION TABLE

(3)	Amounts reported in 2018 include the following:
Name	Car Allowance	Employee Life Insurance Premiums	Dividends paid on unvested restricted Common Shares	401(K) Contribution	Use of Aircraft
Steven B. Tanger	$9,600	$44,436	$420,272	$11,000	$84,384
James F. Williams	—	—	41,777	11,000	—
Thomas E. McDonough	—	—	185,985	11,000	—
Chad D. Perry	—	—	77,808	11,000	—
Lisa J. Morrison	—	—	34,492	11,000	—

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2018 CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our CEO to the annual total compensation of our median employee. We consider our pay ratio to be a reasonable estimate and calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. We identified the median employee by examining the 2018 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2018, the reference date for identifying our median employee. We included all employees on December 31, 2018, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, however we did annualize the compensation for certain full-time employees that were not employed by us for all of 2018. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table earlier in this proxy statement.

As of December 31, 2018, we employed 367 part time employees and 289 full time employees, of which approximately 70% are hourly workers. Our median employee is a part-time customer service representative at one of our outlet centers that worked 152 days during 2018. Our CEO had annual total compensation of $6,970,297 and our median employee had annual total compensation of $14,609. Based on this information, for 2018 the estimated ratio of annual total compensation for our CEO to the median annual total compensation of all employees is 477 to 1.

38	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2018 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to NEOs in the year ended December 31, 2018:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Share Awards: Number of Common Shares or Units (#) (4)	Grant Date Fair Value of Equity Awards ($) (1)
	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Steven B. Tanger	2/16/2018				—	—	—	133,358	$2,487,127
	2/16/2018				34,014	102,041	170,068		2,111,479
		$637,500	$850,000	$1,700,000
James F. Williams	2/16/2018				—	—	—	17,101	$375,196
	2/16/2018				4,490	13,469	22,449		278,716
		$180,000	$270,000	$360,000
Thomas E. McDonough	2/16/2018				—	—	—	58,577	$1,285,179
	2/16/2018				15,379	46,138	76,897		954,715
		$295,500	$394,000	$669,800
Chad D. Perry	2/16/2018				—	—	—	26,496	$581,322
	2/16/2018				6,956	20,869	34,782		431,836
		$278,250	$371,000	$630,700
Lisa J. Morrison (5)	2/16/2018				—	—	—	10,939	$240,002
	2/16/2018				1,953	5,858	9,764		121,225
		$28,333	$56,665	$99,164
				283,326
			25,000	40,000
(1)

The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee. Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 16, 2018 awards, except for Mr. Tanger, was $21.94. The grant date value of Mr. Tanger’s 2018 award, which is subject to additional restrictions on sale after vesting, was discounted per FASB ASC 718 by 15.0%. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2018 OPP may be found in Note 18 to our 2018 audited consolidated financial statements on pages F-46 to F-50 of our 2018 Annual Report. With respect to the awards granted under the 2018 OPP, the grant date fair value was based on probable performance outcomes.

(2)

These columns show the range of estimated payouts targeted for 2018 performance under our annual Incentive Cash Bonus Plan for our executive officers (other than Ms. Morrison) as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis. The actual cash bonus payment made in 2019 for 2018 performance, based on the metrics described, amounted to 112% of base salary for Mr. Tanger, 62% for Mr. Williams and 100% of base salary for Mr. McDonough and Mr. Perry.

(3)

These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2018 OPP. The notional units convert based on the Company’s absolute share price appreciation and its share price appreciation relative to its peer group, over a three year measurement period from February 16, 2018 through February 15, 2021. A discussion of this plan and the share price appreciation goals can be found in the section entitled “Compensation Discussion and Analysis - 2018 and 2019 Outperformance Plans” on page 31.

(4)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.

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2018 GRANTS OF PLAN-BASED AWARDS

(5)

The amounts shown in this row under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns includes the amounts Ms. Morrison was eligible to receive under our annual Incentive Cash Bonus Plan, the terms of her employment contract, and a separate bonus based on leasing team goals. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms. Morrison receives the higher of the bonus as calculated under our annual Incentive Cash Bonus Plan or the bonus calculated under the terms of her employment contract, but not both. Ms. Morrison received a cash bonus of $281,691 in 2019 for 2018 performance based on the terms of her employment contract and did not receive a bonus under our annual Incentive Cash Bonus Plan. In addition, Ms. Morrison received $9,750 as a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rates on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year, minimum conversion rate in converting lease requests to executed leases, and maximum number of days to get a lease fully executed once approved. Under this plan for 2018, Ms. Morrison could receive up to $25,000 if all target levels were achieved, and then would receive additional amounts in increments of $250 or $1,000 based upon the amount by which the target levels were exceeded, up to a maximum total award of $40,000.

40	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT
YEAR END 2018

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2018:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Steven B. Tanger	—	—	—	—	24,000	(3)	$485,280
					46,000	(4)	930,120
					46,356	(5)	937,318
					54,793	(6)	1,107,914
					133,358	(7)	2,696,499
								27,075	(11)	$547,457
								25,080	(12)	507,118
								79,592	(13)	1,609,347
James F. Williams	—	—	—	—	1,500	(3)	$30,330
					3,000	(4)	60,660
					4,623	(8)	93,477
					5,786	(6)	116,993
					17,101	(7)	345,782
								1,570	(11)	$31,745
								2,640	(12)	53,381
								10,506	(13)	212,434
Thomas E. McDonough	—	—	—	—	10,400	(3)	$210,288
					20,000	(4)	404,400
					20,930	(5)	423,205
					24,856	(6)	502,588
					58,577	(7)	1,184,427
								12,225	(11)	$247,190
								11,340	(12)	229,295
								35,988	(13)	727,673

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OUTSTANDING EQUITY AWARDS AT YEAR END 2018

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Chad D. Perry	—	—	—	—	4,000	(3)	$80,880
					8,000	(4)	161,760
					8,526	(5)	172,396
					10,126	(6)	204,748
					26,496	(7)	535,749
								4,980	(11)	$100,696
								4,620	(12)	93,416
								16,278	(13)	329,141
Lisa J. Morrison	—	—	—	—	1,500	(3)	$30,330
					3,000	(4)	60,660
					4,623	(8)	93,477
					5,570	(9)	112,625
					10,939	(10)	221,187
								1,570	(11)	$31,745
								1,440	(12)	29,117
								4,570	(13)	92,396
(1)	Represents the portion of restricted Common Shares that vest based on rendering service over a specific period of time.
(2)	Based on the closing price of our Common Shares on December 31, 2018 of $20.22.
(3)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2015, 2/28/2016, 2/28/2017, 2/28/2018 and 2/28/2019.
(4)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2016, 2/15/2017, 2/15/2018, 2/15/2019 and 2/15/2020.
(5)	Restricted Common Shares vest at a rate of 25% per year, with vesting dates on 2/15/2017, 2/15/2018, 2/15/2019 and 2/15/2020.
(6)	Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2018, 2/15/2019 and 2/15/2020.
(7)	Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2019, 2/15/2020 and 2/15/2021.
(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2017, 2/15/2018, 2/15/2019, 2/15/2020 and 2/15/2021.
(9)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2018, 2/15/2019, 2/15/2020, 2/15/2021 and 2/15/2022.
(10)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2019, 2/15/2020, 2/15/2021, 2/15/2022 and 2/15/2023.
(11)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2016 OPP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and relative share price appreciation over the three year performance period ending February 9, 2019. Restricted Common Shares earned will vest 50% on February 15, 2019 and 50% on February 15, 2020.
(12)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2017 OPP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and relative share price appreciation over the three year performance period ending February 13, 2020. Restricted Common Shares earned will vest 50% on February 15, 2020 and 50% on February 15, 2021.
(13)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2018 OPP assuming for purposes of this discussion that the Company achieves its target levels of relative share price appreciation and minimum levels of absolute share price appreciation over the three year performance period ending February 15, 2021. Restricted Common Shares earned will vest 50% on February 17, 2021 and 50% on February 17, 2022.

42	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

OPTION EXERCISES AND COMMON

SHARES VESTED IN 2018

The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2018:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven B. Tanger	—	—	158,484	$3,648,305
James F. Williams	—	—	11,746	270,562
Thomas E. McDonough	—	—	69,473	1,597,479
Chad D. Perry	—	—	29,743	691,370
Lisa J. Morrison	—	—	10,245	237,825
(1)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

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EQUITY COMPENSATION PLAN

INFORMATION

The following table provides information as of December 31, 2018 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by
security holders	1,547,883	(1)	$25.56	849,173	(2)
Equity compensation plans not approved by
security holders	—		—	—
Total	1,547,883		$25.56	849,173
(1)	Includes (a) 534,500 common shares issuable upon the exercise of outstanding options (189,800 of which are vested and exercisable), (b) 311,111 restricted common shares that may be issued under the 2016 OPP upon the satisfaction of certain conditions, (c) 292,300 restricted common shares that may be issued under the 2017 OPP upon the satisfaction of certain conditions and (d) 409,972 restricted common shares that may be issued under the 2018 OPP upon the satisfaction of certain conditions. Because there is no exercise price associated with the 2016, 2017 and 2018 OPP awards, such restricted common shares are not included in the weighted average exercise price calculation.
(2)	Represents common shares available for issuance under the Incentive Award Plan. Under the Incentive Award Plan, the Company may award restricted common shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments profit interests, and share appreciation rights.

EMPLOYMENT CONTRACTS

The following summary sets forth the material terms of the employment contracts with the NEOs in effect as of December 31, 2018.

STEVEN B. TANGER

On December 14, 2016, we entered into an amended and restated employment agreement with Steven B. Tanger. Pursuant to the employment agreement, Mr. Tanger shall continue to serve as CEO of the Company and, if elected or appointed, a member of the Board through January 1, 2021 (or, upon the execution of a definitive agreement which could result in a Change of Control, the later of (1) January 1, 2021 and (2) January 1 of the second year following the date of the Change of Control or the date the Change of Control transaction is terminated) (December 14, 2016 through such date, the “Contract Term”). In 2018, Mr. Tanger was paid an annual base salary of $850,000 (and such annual base salary remained unchanged for 2019). The Board of Directors will review the amount of annual base salary for increase (but not decrease) each year. Mr. Tanger is eligible to receive an annual incentive bonus, (with a target bonus opportunity of no less than 100% of annual base salary), annual awards under the Incentive Award Plan on terms at least as favorable as annual awards granted to other senior executives, and a monthly automobile allowance of $800. Further, at least 40% of the value of annual equity awards granted to Mr. Tanger in 2018 (for 2017 performance) is subject to pro-rata time-based vesting over a three year period, as required by Mr. Tanger’s employment agreement.

During the Contract Term and for ninety (90) days thereafter, the Company and the Operating Partnership will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million in the aggregate and, in the event of termination of employment prior to the end of the Contract Term (other than due to death, for Cause or without Good Reason (other than for Retirement) as defined below), the Company and the Operating Partnership will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.

If Mr. Tanger’s employment is terminated without Cause or for Good Reason Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) receive a lump sum payment equal to three-hundred percent (300%) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus earned for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three years immediately preceding the year of termination, and (2) generally be eligible for continued participation in the employee benefit plans of the Company or the Operating Partnership through the later

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of (a) the 18 month anniversary of termination and (b) the end of the Contract Term. If Mr. Tanger’s employment is terminated due to death or Disability (as defined in his employment agreement), Mr. Tanger will receive (1) a lump sum payment equal to the greater of (a) current base salary for the remainder of the Contract Term or (b) 100% of current base salary and (2) a prorated annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year.

In addition, if Mr. Tanger’s employment is terminated without Cause or for Good Reason or due to death or Disability, all unvested restricted Common Shares subject to time-based vesting (“Time Based Awards”), including restricted Common Shares received upon settlement of Performance Based Awards, will fully vest and all unvested equity awards subject to performance based vesting (“Performance Based Awards”) not yet settled in Common Shares will continue to vest pro-rata through the date of termination subject to the actual achievement of the applicable performance measures.

If Mr. Tanger’s employment is terminated due to non-renewal of the agreement on substantially similar terms at the end of the Contract Term, it will be deemed a termination without Cause, provided that Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) receive a lump sum payment equal to one-hundred percent (100%) (not three-hundred percent (300%)) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three (3) years immediately preceding the year of termination, and (2) generally be eligible for continued participation in the employee benefit plans of the Company or the Operating Partnership through the 18-month anniversary of termination.

In addition, Mr. Tanger may voluntarily terminate employment by retiring any time after reaching age 72 and 20 years of service (such a termination, “Retirement”) and receive a prorated annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year, and continued vesting of unvested equity. In the event of such a Retirement, Mr. Tanger will be available to consult with the board for 12 months following retirement in exchange for an agreed monthly fee.

During his employment and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any factory outlet centers or competing retail commercial property or in any active or passive investment in property connected with a factory outlet center or a competing retail commercial property. During the period following termination of employment, this prohibition applies only with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger’s employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger’s employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities. During the Restricted Period, Mr. Tanger may, however, own an interest in or provide services to an entity affiliated with another entity that is engaged in competition with the company so long as the entity he owns the interest in or provides services to does not itself engage in competition with the Company.

JAMES F. WILLIAMS

James F. Williams has a three year employment contract originally effective October 24, 2006, amended and restated most recently effective December 29, 2008 and initially expiring on December 31, 2010. Mr. Williams’ contract has not been amended since December 29, 2008. Mr. Williams’ contract automatically extended for additional one-year periods at the end of the initial term and each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to the end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Mr. Williams’ annual base salary may not be less than $220,300. Mr. Williams is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

If Mr. Williams’ employment is terminated by reason of death or Disability (as defined in his employment agreement), he or his estate will receive as additional compensation a lump-sum payment in an amount equal to half of his annual base salary and a pro-rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Williams’ employment is terminated by us without Cause, or by him for Good Reason or within 75 days following the first Change of Control during the contract term (as such terms are defined in the employment contract), Mr. Williams will receive a severance payment in an amount equal to the sum of (a) 100% of his annual base salary for the current contract year, and (b) his average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A. However, in the event of Mr. Williams’ termination for any reason on or after the 75th day following a Change of Control, Mr. Williams will not be entitled to receive any severance payments or benefits that would otherwise have been payable in connection with such termination.

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THOMAS E. McDONOUGH AND CHAD D. PERRY

Thomas E. McDonough entered into an employment agreement effective August 23, 2010 and initially expiring on December 31, 2013. Mr. McDonough’s contract automatically extended for additional one-year periods at the end of the initial term and each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to the end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Mr. McDonough’s annual base salary may not be less than $350,000. Mr. McDonough is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

Chad D. Perry entered into an employment agreement effective December 12, 2011 and initially expiring on December 31, 2014. Mr. Perry’s contract automatically extended for additional one-year periods at the end of the initial term and on each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to the end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Mr. Perry’s annual base salary may not be less than $350,000. Mr. Perry is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

If Mr. McDonough’s or Mr. Perry’s employment is terminated by reason of death or Disability (as defined in the respective employment agreement), he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro-rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if either executive’s employment is terminated by us without Cause, or by either executive for Good Reason, as those terms are defined in his agreement, the executive will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

LISA J. MORRISON

Lisa J. Morrison has a three year employment contract originally effective January 1, 2001 and amended and restated most recently effective December 29, 2008. Ms. Morrison’s contract has not been amended since December 29, 2008. Ms. Morrison’s contract automatically extended for additional one-year periods at the end of the initial term and each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Ms. Morrison’s base salary may not be less than $231,500. In addition to her base salary, if approved by the Company’s Board of Directors, for each contract year, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one-hundredths percent (9.16%) of the total commissions earned by our employees who are leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. If the amount determined under clause (ii) is greater than 100% of Ms. Morrison’s annual base salary, such excess amount will be carried over to the next succeeding contract year, subject to Ms. Morrison’s continued employment though December 31 of such succeeding contract year. Ms. Morrison will receive the higher of the bonus determined under her employment contract and the bonus determined pursuant to the Company’s Incentive Cash Bonus Plan.

If Ms. Morrison’s employment is terminated by reason of death or Disability, she or her estate will receive as additional compensation a lump-sum payment in an amount equal to half of her annual base salary and a pro-rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Ms. Morrison’s employment is terminated by us without Cause, or by her for Good Reason or within 75 days following the first Change of Control during the contract term (as such terms are defined in the employment contract), Ms. Morrison will receive a severance payment in an amount equal to the sum of (a) 100% of her annual base salary for the current contract year, and (b) her average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A. However, in the event of Ms. Morrison’s termination for any reason on or after the 75th day following a Change of Control, Ms. Morrison will not be entitled to receive any severance payments or benefits that would otherwise have been payable in connection with such termination.

NON-COMPETE AND OTHER PROVISIONS

During the terms of employment for Mr. Williams, Mr. McDonough, Mr. Perry and Ms. Morrison, and for a period of one year thereafter (180 days for Mr. Williams and Ms. Morrison) if the executive’s employment is terminated by us for Cause or by the executive without Good Reason (or three years for Mr. McDonough and Mr. Perry, one year for Mr. Williams and Ms. Morrison, if the executive receives severance due to a termination by the Company without Cause or by the executive for Good Reason), the executive is prohibited from (a) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any retail shopping facility owned (with an effective ownership interest of 50% or more), directly or indirectly, or operated by the Operating Partnership within the 365-day period ending on the date of termination of the executive’s employment, (b) engaging in any activities involving developing or operating an outlet shopping facility within a radius

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of 50 miles of any site that, within the 365-day period ending on the date of termination of the executive’s employment, the Operating Partnership or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility or (c) engaging in any activities involving developing or operating any other type of retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) within a radius of 5 miles of and that competes directly for tenants with any retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) that, within the 365-day period ending on the date of the termination of the executive’s employment, was (i) under development by the Operating Partnership or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Operating Partnership; or (iii) operated by the Operating Partnership.

Mr. Tanger and Mr. Williams are employed and compensated by both the Operating Partnership and the Company. The Compensation Committee believes that the allocation of such persons’ compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. All other employees are employed solely by the Operating Partnership or one of the Operating Partnership’s subsidiaries.

All payments and benefits due to Mr. Tanger, Mr. Williams, Mr. McDonough, Mr. Perry and Ms. Morrison under their respective agreements are subject to reduction to the extent necessary to avoid federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment. In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment: (1) termination by the Company without Cause or by the executive for Good Reason, (2) termination by the Company without Cause or by the executive for Good Reason following a Change of Control (or in the case of Mr. Williams and Ms. Morrison, resignation within 75 days following a Change of Control), (3) termination as a result of death, (4) termination as a result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.

The terms “Cause”, “Change of Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. Tanger, Mr. Williams, Mr. McDonough, Mr. Perry and Ms. Morrison are generally as stated below:

CAUSE

Generally under each employment agreement, the Company or the Operating Partnership, as applicable, will have “Cause” to terminate the executive’s employment upon each of the following events or circumstances:

Name(s)	Applicable Definition of Cause
Mr. Tanger Mr. McDonough Mr. Perry
●Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty in the performance of his duties;
●Conviction of a felony involving moral turpitude, fraud or embezzlement; or
●Willful failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

Mr. Williams Ms. Morrison
●Determination by the Operating Partnership that he or she has embezzled money or property;
●Willful refusal to perform reasonable duties incident to his or her employment after ten (10) days’ written notice; or
●Commission of a felony which, in the judgment of the Board of Directors of the Operating Partnership, adversely affects the business or reputation of the Operating Partnership.

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CHANGE OF CONTROL

Generally, under each employment agreement, a “Change of Control” will be deemed to have occurred upon each of the following events or circumstances:

Name(s)	Applicable Definition of Change of Control
Mr. Tanger Mr. McDonough Mr. Perry
●Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or group of associated purchasers;
●Merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company (or, with respect to Mr. McDonough and Mr. Perry, an entity wholly owned by the Company) ceases to be the sole general partner of the Operating Partnership;
●Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of 25% or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares;
●Merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or
●Majority of the members of the Company’s or the Operating Partnership’s, as applicable, Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Mr. Williams Ms. Morrison
●Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than 50% of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers;
●Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of 50% or more of the Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; or
●Majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

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GOOD REASON

Generally under each employment agreement, the executive will have “Good Reason” to terminate his or her employment upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Good Reason
Mr. Tanger
●Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including no longer reporting solely to the Board of Directors of the Company or the failure to be the CEO of a successor entity (including its ultimate parent) on or following a change in Control;
●Principal duties are required to be performed at a location other than Greensboro, North Carolina or Miami, Florida without his consent;
●(a) Removal or non-election as a director of the Company; (or, on or following a Change in Control, the successor entity (including its ultimate parent)) or as trustee of the general partner of the Operating Partnership; or
●Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due.

Mr. McDonough Mr. Perry
●Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent;
●After a Change of Control, his principal duties are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without consent,
●Election to terminate his employment within the 180-day period following a Change of Control; or
●Material breach of the employment agreement by the Operating Partnership, including failure to pay compensation or benefits when due.

Mr. Williams Ms. Morrison
●Operating Partnership materially fails to make payment of amounts due;
●Operating Partnership commits a material breach of its obligations under the employment agreement; or
●His or her principal duties are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his or her consent following the occurrence of a Change of Control or certain other qualifying events.

DISABILITY

Generally under each employment agreement, the executive will be deemed to have a “Disability” upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Disability
Mr. Tanger Mr. McDonough Mr. Perry	The absence of the executive from the executive’s duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).
Mr. Williams Ms. Morrison	His or her inability due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to him or her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

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ASSUMPTIONS

The employment contracts of the NEOs other than Mr. Tanger consider a Change of Control as a reason for an executive to terminate employment, and thus would entitle the executive to certain severance benefits. For purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a Change of Control. In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2018, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Also considered in the table below is the estimated value of restricted Common Shares earned upon termination of employment or a Change of Control from the conversion of the notional units under the Company’s 2018, 2017 and 2016 Outperformance Plans. Under such plans, notional units will convert into restricted Common Shares upon the satisfaction of certain TSR thresholds over a three-year performance period. For a further discussion of the plans, see “2018 and 2019 Outperformance Plans” on page 31 in this Proxy Statement.

Upon a termination without Cause, for Good Reason, death or Disability, each notional unit will convert based upon the share price at the end of the three-year performance period, and the number of restricted Common Shares earned will equal a prorated portion of the restricted Common Shares that would have been earned had a termination not occurred (prorated based on the period of employment during the three-year performance period). Such restricted Common Shares will vest immediately upon issuance at the end of the three-year performance period. Upon a Change of Control (as defined in our Incentive Award Plan), the absolute share price appreciation (absolute TSR) targets will be reduced pro-rata based upon the period of time that the effective date of the plan to the date of the Change of Control bears to the three-year performance period, and each notional unit will convert based upon the share price as of the Change of Control. Any restricted Common Shares earned will vest immediately upon issuance immediately prior to the Change of Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date or Change of Control that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.

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Name	Cash Severance Payment ($) (1)	Share Awards ($) (2)	Continuation of Benefits ($) (3)	All Other Comp. ($) (4)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	$5,777,717	$6,310,912	$18,407	$88,872	$12,195,908
Change of Control	—	528,350	—	—	528,350
Death	2,652,000	6,310,912	—	—	8,962,912
Disability	2,652,000	6,310,912	—	88,872	9,051,784
For Cause or without Good Reason	—	—	—	—	—
James F. Williams
Without Cause or For Good Reason	$522,669	$667,541	$—	$—	$1,190,210
Change of Control	522,669	69,742	—	—	592,411
Death or Disability	403,200	667,541	—	—	1,070,741
For Cause or without Good Reason	—	—	—	—	—
Thomas E. McDonough
Without Cause or For Good Reason	$8,196,636	$2,794,440	$—	$—	$10,991,076
Change of Control	8,196,636	2,963,803	—	—	11,160,439
Death or Disability	788,000	2,794,440	—	—	3,582,440
For Cause or without Good Reason	—	—	—	—	—
Chad D. Perry
Without Cause or For Good Reason	$4,574,110	$1,186,983	$—	$—	$5,761,093
Change of Control	4,574,110	1,263,590	—	—	5,837,700
Death or Disability	742,000	1,186,983	—	—	1,928,983
For Cause or without Good Reason	—	—	—	—	—
Lisa J. Morrison
Without Cause or For Good Reason	$573,976	$527,108	$—	$—	$1,101,084
Change of Control	573,976	30,334	—	—	604,310
Death or Disability	433,104	527,108	—	—	960,212
For Cause or without Good Reason	—	—	—	—	—
(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.”
(2)	Amounts shown in this column include the value of restricted Common Shares which were unvested at December 31, 2018 and that would immediately vest upon termination of employment. This column assumes the conversion of notional units under the 2018 OPP Plan based on the performance achieved through December 31, 2018 and includes accrued dividends payable with respect to such notional units that would vest immediately upon termination of employment. This column excludes the value of restricted Common Shares that may be earned under the 2016 and 2017 OPP, as no restricted Common Shares would have been earned under these plans assuming (1) the Company’s share price at the end of the three year performance period is equivalent to the share price as of December 31, 2018 and (2) dividends paid during the performance period remaining subsequent to December 31, 2018 are paid at similar rates as in 2018.
(3)	Includes estimated costs of continuation of benefits for the remainder of Mr. Tanger’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.
(4)	Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2019, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group. We believe based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

Name	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares (2)	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned (3)	Percent of All Common Shares (including upon exchange of such owner’s Units)
Steven B. Tanger (4)
Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, NC 27408	1,183,888	1.3%	2,766,319	4.1%
State Street Corporation (5)
SSGA Funds Management, Inc.
One Lincoln Street
Boston, MA 02111	16,317,006	17.3%	—	17.3%
The Vanguard Group (6)
Vanguard Real Estate Index Fund
100 Vanguard Blvd.
Malvern, PA 19355	13,931,026	14.8%	—	14.8%
BlackRock, Inc. (7)
55 East 52nd Street
New York, NY 10055	13,652,549	14.5%	—	14.5%
William G. Benton	93,886	*	—	*
Jeffrey B. Citrin	46,748	*	—	*
David B. Henry	24,400	*	—	*
Thomas J. Reddin	35,424	*	—	*
Thomas E. Robinson	82,485	*	—	*
Bridget M. Ryan-Berman	58,996	*	—	*
Allan L. Schuman	59,066	*	—	*
Susan E. Skerritt	7,593	*	—	*
James F. Williams	84,407	*	—	*
Thomas E. McDonough	210,241	*	—	*
Chad D. Perry	93,486	*	—	*
Lisa J. Morrison	44,950	*	—	*
Directors and Executive Officers as a Group (17 persons) (8)	2,189,396	2.3%	2,766,319	5.1%
*	Less than 1%

52	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)	The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.
(2)	Based on 94,102,666 Common Shares outstanding as of March 1, 2019.
(3)	Represents Common Shares that may be acquired upon the exchange of Units beneficially owned. Each exchangeable Unit of the Operating Partnership may be exchanged for one of our Common Shares.
(4)	Includes 2,766,319 Units of the Operating Partnership held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC are exchangeable into 2,766,319 Common Shares of the Company. Excludes 1,317,992 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts. Includes indirect ownership of 5,000 Common Shares owned by his wife.
(5)	We have received a copy of a Schedule 13G as filed with the SEC on February 13, 2019 by State Street Corporation (referred to as “State Street”) and SSGA Funds Management, Inc. (referred to as “SSGA”) reporting ownership of these Common Shares as of December 31, 2018. As reported in the Schedule 13G, (i) State Street has shared dispositive power for all 16,317,006 shares, which includes shares owned by SSGA, and (ii) State Street has shared voting power for 15,922,260 shares which, includes shares owned by SSGA. As reported in the Schedule 13G, (i) SSGA has shared dispositive power for 11,606,249 shares and (ii) SSGA has shared voting power for 11,588,700 shares.
(6)	We have received copies of a Schedule 13G/A as filed with the SEC on February 13, 2019 by The Vanguard Group (referred to as “Vanguard”) and a Schedule 13G/A as filed with the SEC on January 31, 2019 by Vanguard Real Estate Index Fund (referred to as “Real Estate Fund”), a client of Vanguard, reporting ownership of these Common Shares as of December 31, 2018. As reported by Vanguard in its Schedule 13G/A, (i) Vanguard has sole dispositive power for 13,643,593 shares, which includes shares owned by Real Estate Fund, and shared dispositive power for 287,433 shares, and (ii) Vanguard has sole voting power for 274,516 shares and shared voting power for 105,559 shares. As reported by Real Estate Fund in its Schedule 13G/A, Real Estate Fund has sole voting power for 4,475,819 shares.
(7)	We have received a copy of a Schedule 13G/A as filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”) reporting ownership of these Common Shares as of December 31, 2018. As reported in the Schedule 13G/A, (i) BlackRock has sole dispositive power for all 13,652,549 shares, and (ii) BlackRock has sole voting power for 13,407,963 shares. As reported on the Schedule 13G/A, BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. The aggregate amount of the common shares of Tanger beneficially owned by BlackRock is on a consolidated basis and includes any shares held directly by BlackRock’s subsidiaries, as listed in Exhibit A to the Schedule 13G/A.
(8)	Includes 2,766,319 Common Shares which may be acquired upon exchange of 2,766,319 Units of the Operating Partnership. Includes 5,600 Common Shares that were pledged as security for certain personal loans by persons other than directors or NEOs.

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CERTAIN RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS

As of December 31, 2018, the Company, through its ownership of the Tanger GP and Tanger LP Trusts, owned 93,941,783 units of the Operating Partnership, and other limited partners (the “Non-Company LPs”) collectively owned 4,960,684 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company’s Common Shares, subject to certain limitations to preserve the Company’s REIT status. Most of the Non-Company LPs are the descendants of Stanley K. Tanger, the Company’s founder (including Steven B. Tanger, the Company’s CEO), their spouses or former spouses or their children and/or trusts for their benefit.

During 2018, 34,749 Class A common limited partnership units were exchanged for 34,749 Common Shares of the Company. For the year ended December 31, 2018, the Non-Company LPs received quarterly distributions of earnings from the Operating Partnership totaling $7.0 million.

The Company’s Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct applies to all of the Company’s directors, officers and employees and states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.

The Company’s Related Party Transaction Policy and Procedures is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we were, are or will be a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% shareholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has or will have a direct or indirect interest. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

54	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2019 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2018. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by Deloitte & Touche LLP for the fiscal years ended 2018 and 2017.

Vote Required. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present. Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with the ratification.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2018, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by Deloitte & Touche LLP of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an integrated audit and issuing reports and opinions on the following:

1. the Company’s consolidated financial statements; and
2. the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, the Company’s independent registered public accounting firm reports directly to us. We appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018 and approved the compensation of the firm. We reviewed and approved all non-audit services performed by Deloitte & Touche LLP during 2018 and determined that the provision of the services was compatible with maintaining Deloitte & Touche LLP’s independence. During 2018, we pre-approved certain specific non-audit services and associated fees to be performed by Deloitte & Touche LLP, including (1) certain consultations regarding possible accounting and reporting implications of proposed transactions and of newly issued or proposed authoritative accounting pronouncements for which any one service would be $30,000 or less and (2) certain tax consulting services for which any one service would be $50,000 or less, and for all such services which would be less than $250,000 in the aggregate. In addition, we have delegated to the Chair of the Audit Committee the authority to pre-approve other non-audit services to be performed by Deloitte & Touche LLP and associated fees, and the Chair reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and letters from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, including independence with respect to tax services, and we discussed with Deloitte & Touche LLP its independence.

We reviewed and discussed the 2018 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP. We also discussed the certification process with the CEO and CFO. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

56	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The following is a summary of the fees billed to the Company for services in 2018 and 2017 by Deloitte & Touche LLP:

Type of Fees	2018	2017	Description of Fees
Audit fees	$841,000	$805,000	The audit fees were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting.
Audit-related fees	83,400	117,000	The audit-related fees included services related to documents filed with the SEC, and, for both years, services related to the new revenue recognition standard. 2018 include services related to the new leasing standard and our S-3 filing, while 2017 includes services related to the issuance of a comfort letter.
Tax fees-tax compliance and preparation fees	—	—
Subtotal	924,400	922,000
Tax Fees-other	—	—
All other fees	—	—
Subtotal	—	—
Total	$924,400	$922,000

There were no tax fees or tax fees-other incurred during 2018 and 2017.

THE AUDIT COMMITTEE
Jeffrey B. Citrin (Chair)
William G. Benton
David B. Henry
Thomas J. Reddin
Thomas E. Robinson
Susan E. Skerritt

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PROPOSAL 3 AMENDMENT TO THE INCENTIVE AWARD PLAN

On March 29, 2019, our Board approved, subject to shareholder approval, an amendment to the Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan from 15.4 million shares to 18.7 million shares. If shareholder approval is not obtained within twelve months of the anniversary of the date of the Board approval, any awards granted under the Incentive Award Plan with respect to a number of shares in excess of 15.4 million shall be canceled and shall become null and void.

Purpose of Proposed Amendment

The Incentive Award Plan is designed to attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission and culture while providing incentives that closely align the interests of management with those of shareholders. The primary purpose of the amendment to the Incentive Award Plan is to increase the number of shares available for issuance in order to continue to provide annual and long-term incentives to the Company’s executive management team.

As of December 31, 2018, there were approximately 849,173 shares remaining available for future issuance under the Incentive Award Plan. During 2019, the plan administrator approved a grant of restricted Common Shares to certain directors and members of the executive management team totaling 308,623 shares and also granted performance awards which, if certain share price appreciation is achieved over a three year measurement period, will entitle the applicable executives to receive up to an additional 531,816 restricted Common Shares in the aggregate. In addition in 2019, the performance period ended for our 2016 OPP, which resulted in the forfeiture of 311,111 notional units, and the vesting of restricted Common Shares resulted in 62,611 shares being surrendered in connection with net share settlement. Following the issuance of the maximum number of Common Shares pursuant to the grants discussed above, as well as the forfeiture of the 2016 OPP and net share settlement upon restricted Common Share vesting, 382,866 Common Shares would remain available for grant under the Incentive Award Plan. The Company desires to continue to provide equity awards in the future as long-term incentives for its executive management team and has determined that its ability to attract, retain, reward and motivate its executive management team will be limited unless additional Common Shares are available for grant under the Incentive Award Plan. While the Board is cognizant of the potential dilutive effect of compensatory share awards, it also recognizes the significant benefits that are achieved from making such awards.

As of March 20, 2019, the record date of the meeting, there were 94,102,666 Common Shares outstanding and 382,866 shares remaining available for future issuance under the Incentive Award Plan. The Company owns the majority of units in the Operating Partnership through our two wholly owned subsidiaries. The “Non-Company LPs” collectively owned 4,960,684 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company’s Common Shares, subject to certain limitations to preserve the Company’s REIT status. Options outstanding at March 20, 2019 totaled 529,800, have a weighted average exercise price per share of $25.55 and a weighted average remaining term of 6.88. Unvested restricted Common Shares, restricted share units, and OPP awards, outstanding at March 20, 2019 totaled 727,437, 95,978 and 1,234,099, respectively.

Incentive Award Plan

The principal features of the Incentive Award Plan are summarized below, but the summary is qualified in its entirety by reference to the actual terms and conditions of Incentive Award Plan, which is incorporated by reference to Exhibit 10.2 to the Form 10-Q filed on August 6, 2014 and Exhibit 10.1 to the Form 10-Q filed on May 3, 2018.

General Nature and Purpose

The principal purpose of the Incentive Award Plan is to provide incentives for the Company’s and the Operating Partnership’s officers, employees and non-employee directors through the granting of incentive awards, thereby stimulating their personal and active interest in the development and financial success of the Company and inducing them to remain in the Company’s or the Operating Partnership’s employ (or service).

Shares Available Under the Incentive Award Plan

Following the approval of the proposed amendment to the Incentive Award Plan, the maximum number of our Common Shares that may be issued pursuant to awards made under the Incentive Award Plan is 18.7 million (increased from 15.4 million). As of March 25, 2019, the closing price per Common Share on the NYSE was $20.53 per share.

Administration and Term of the Incentive Award Plan

The Compensation Committee (or another committee or subcommittee of the Board or the Compensation Committee assuming the functions of the Compensation Committee under the Incentive Award Plan) (or, in the case of awards to non-employee directors, the Board) (the “Administrator”) administers the Incentive Award Plan and the awards thereunder. The Administrator is authorized to designate from among eligible individuals the persons to whom awards are to be granted, the type and amount of those awards, and the terms and conditions thereof, consistent with the terms and conditions of the Incentive Award Plan. The Administrator is also authorized to establish, adopt, and revise rules relating to the administration of the Incentive Award Plan.

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PROPOSAL 3 AMENDMENT TO THE INCENTIVE AWARD PLAN

Subject to certain limitations (and to the extent permitted by applicable law), the Incentive Award Plan authorizes the Board or the Committee to delegate certain specified authority and administrative duties to a committee of one or more members of the Board or one more officers of the Company.

Eligibility for Awards

Awards may be made to any of employees or consultants of the Company, the Partnership or its subsidiaries or non-employee directors of the Company. Currently, there are approximately 643 employees of the Company, the Partnership and their subsidiaries, four consultants of the Company, the Partnership and their subsidiaries and eight non-employee directors of the Company. The Administrator determines which employees, consultants and directors will participate in the Incentive Award Plan.

Awards under the Incentive Award Plan

Under the Incentive Award Plan, the Company may award options, restricted shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments, profits interests (“LTIP Units”) and SARs, or any combination thereof. Each award is subject to such restrictions or requirements as the Administrator may determine. The terms and conditions governing each award are set forth in an award agreement with the awardee. Each type of award is described below.

Nonqualified Share Options (“NQSOs”). NQSOs provide for the right to purchase our Common Shares at an exercise price equal to at least the fair market value of our Common Shares on the grant date (except with respect to substitute awards) and have a term of no longer than ten years. Options shall become exercisable as determined by the Administrator, provided that, in the event of a change in control, each NQSO shall be exercisable as to all shares covered thereby immediately prior to such change in control, subject to the consummation of such change in control.

Incentive Share Options (“ISOs”). ISOs are options that have been designed to comply with certain provisions of the Code and expressly designated as ISOs by the Administrator. They are subject to certain restrictions contained in the Code, including, without limitation, exercise price equal to no less than 100% of fair market value of Common Shares on the grant date (or 110% of fair market value of Common Shares if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all classes of shares (“10% shareholders”)) and a ten-year restriction on their term (or five-year restriction if granted to 10% shareholders). ISOs may be subsequently modified to disqualify them from treatment as an ISO. ISOs may only be granted to officers and employees pursuant to the Code. Options shall become exercisable as determined by the Administrator, provided that, in the event of a change in control, each ISO shall be exercisable as to all shares covered thereby immediately prior to such change in control, subject to the consummation of such change in control.

Restricted Shares. Restricted shares consist of Common Shares that may not be sold, assigned, transferred or pledged until certain restrictions or other requirements have expired or been removed. Unless otherwise determined by the Administrator, recipients of restricted shares, unlike recipients of options and certain other equity awards, have voting rights and are credited with dividends prior to the time when the restrictions lapse (unless subject to performance-based vesting).

Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs”). RSUs and DSUs represent the right to receive, at a specified time or times, a number of Common Shares or a cash payment equal to the fair market value of a specified number of Common Shares. The holder of RSUs or DSUs shall possess no incidents of ownership with respect to Common Shares represented by the RSUs or DSUs until such Common Shares are transferred to such holder.

Performance Awards. Performance awards represent the right to receive, at a specific time or times based on performance criteria determined by the Administrator, either a specified number of Common Shares or a cash payment or a combination of both.

Dividend Equivalents. Dividend equivalents represent a right to receive payments equal to the value of the dividends per share paid by the Company. Dividend equivalents for a performance-based award are only paid to the extent the performance-based vesting conditions are subsequently satisfied and the award vests. No dividend equivalents shall be payable with respect to options or SARs.

Deferred Shares. Deferred shares are a right to receive Common Shares on a specified date or dates or over any period or periods and may be linked to performance criteria. Unless otherwise provided by the Administrator, a holder of Deferred Shares shall have no rights as a Company shareholder until such time as the award vests and any other applicable conditions and/or criteria are satisfied and the Common Shares underlying the deferred shares have been issued.

Share Payments. Share payments are payments in the form of Common Shares or an option or other right to purchase such shares, as part of a bonus, deferred compensation or other arrangement. Share payments may be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to an eligible awardee. The number of shares may be based upon specific performance criteria. Unless otherwise provided by the Administrator, a holder of a Share Payment shall have no rights as a Company shareholder until such time as the award vests and the Common Shares underlying the share payment has been issued.

LTIP Units. LTIP Units are units of the Partnership that are intended to be “profits interests” within the meaning of the Code and, unless otherwise determined by the Administrator, may only be issued for performance of services to or for the benefit of the Partnership as a partner or in anticipation of becoming a partner. LTIP Units are subject to the terms and conditions of the partnership agreement of the Partnership and such other restrictions as the Administrator may impose.

Share Appreciation Rights. SARs provide for payments to the holder based upon increases in the price of our Common Shares over the exercise price for such SAR. Except with respect to substitute awards, the exercise

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PROPOSAL 3 AMENDMENT TO THE INCENTIVE AWARD PLAN

price will be equal to at least the fair market value of our Common Shares on the date of grant. SARs may not have a term exceeding ten years from the date of grant.

Federal Income Tax Consequences

This discussion regarding federal tax consequences is intended for the general information of our shareholders, not participants in the Incentive Award Plan. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Section 162(m) of the Code

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” to the extent such compensation in any taxable year exceeds $1 million. It is the Company’s policy to take into account the implications of Section 162(m) among all other factors reviewed in making compensation decisions. However, the Administrator, while considering tax deductibility as one factor in determining compensation under the Incentive Award Plan, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive under the Incentive Award Plan may not be tax deductible by the Company under Section 162(m) of the code.

Section 409A of the Code

Certain awards under the Incentive Award Plan may be considered “nonqualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the Code or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A of the Code, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.

Federal Tax Treatment of Various Awards

Nonqualified Share Options. An awardee of NQSOs does not realize taxable income upon receiving an option, nor are we entitled to any deduction at the time of grant. Upon exercise of an NQSO, the awardee realizes ordinary income, and we are entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the share on the date of exercise. An awardee’s basis for the share for the purpose of determining gain or loss on the subsequent disposition of the shares is the fair market value of the share on the date of exercise.

Incentive Share Options. There is no taxable income to an awardee of ISOs either at the time of grant or upon exercise; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price is an “item of tax preference” for the optionee. Gain realized by an optionee upon sale of share issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us unless the optionee disposes of the shares within two years after the date of grant or within one year of the date the shares were transferred to the optionee. In that event, the difference between the option exercise price and the fair market value of the shares on the date of the exercise is taxed at ordinary income rates, and we are entitled to a deduction to the extent the employee must recognize ordinary income. An ISO that is exercised more than three months after retirement is taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. We are entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Shares. Unless an election is made under Section 83(b) of the Code, an awardee of restricted shares does not have taxable income upon receipt of restricted shares and we are not entitled to a deduction upon issuance. However, when the restrictions lapse such that the shares are no longer subject to forfeiture or, if applicable, repurchase by us, the recipient realizes ordinary income and we are entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price thereof. If an election is made under Section 83(b), the awardee realizes ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price thereof and we are entitled to a deduction in the same amount.

Restricted Share Units. An awardee of RSUs does not realize taxable income until he or she receives shares or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, we are allowed a corresponding tax deduction equal to the compensation taxable to the recipient, subject to any other Code restrictions.

Performance Awards. An awardee of performance awards does not realize taxable income until he or she receives shares or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered. At that time, we are allowed a corresponding tax deduction equal to the compensation taxable to the recipient, subject to any other Code restrictions.

Dividend Equivalents. An awardee of dividend equivalents does not realize taxable income at the time of grant, and we are not entitled to a deduction at that time. When a dividend equivalent is paid, the awardee recognizes ordinary income and we are entitled to a corresponding deduction.

Deferred Shares. An awardee of deferred shares generally does not have taxable income upon receipt of deferred shares nor are we entitled to a deduction upon issuance. When the deferred shares vest and are issued to the awardee, the awardee realizes ordinary income and we are entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred shares.

Deferred Share Units. An awardee of deferred share units generally does not have taxable income upon receipt of deferred share units nor is the Company entitled to a deduction upon issuance. When shares underlying the deferred share units are issued to the awardee (or a payment is made equal to the fair market value of such shares), the awardee generally realizes ordinary income and we are entitled to a deduction in an amount equal to

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PROPOSAL 3 AMENDMENT TO THE INCENTIVE AWARD PLAN

the difference between the fair market value of the shares at the date of issuance (or the amount of payment) over the purchase price, if any, for the deferred share unit.

Share Payments. An awardee of a share payment in lieu of a cash payment that would otherwise have been made is taxed as if the cash payment has been received, and we have a deduction in the same amount.

Share Appreciation Rights. An awardee of SARs realizes no taxable income at the time of receipt of a SAR. Upon exercise, the fair market value of the shares (or cash in lieu of shares) received is taxable as ordinary income in the year of the SAR’s exercise. We are entitled to a deduction for compensation paid in the same amount that the awardee realizes as ordinary income.

New Plan Benefits

The number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Incentive Award Plan, as of Amended on March 29, 2019, will be determined in the discretion of the Administrator in the future, and the Administrator has not made any determination to make future grants to any such persons under the Incentive Award Plan, as so amended, as of the date of this proxy statement. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Award Plan, as so amended, or the benefits that would have been received by such participants if the Incentive Award Plan, as so amended, had been in effect in the year ended December 31, 2018.

Equity Compensation Plan Information

See the “Equity Compensation Plan Information” table on page 44 above for additional information regarding the Incentive Award Plan.

Vote Required. The amendment to the Incentive Award Plan shall be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE INCENTIVE AWARD PLAN.

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PROPOSAL 4 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is advisory, and non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The next “say-on-pay” advisory vote will occur at the 2020 Annual Meeting of Shareholders.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer term goals. The Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.

The Company believes that our current executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders.

SAY-ON-PAY RESPONSIVENESS - CHANGES TO THE EXECUTIVE COMPENSATION PROGRAM

At the Company’s 2018 Annual Meeting of Shareholders, approximately 42% of shareholders voting at the 2018 Annual Meeting voted for the approval, on an advisory (non-binding) basis, of our executive compensation (commonly referred to as “Say on Pay”) and approximately 58% of these shareholders voted against the Say-on-Pay proposal. This level of support was a significant decline from the 2017 vote, in which approximately 80% of votes were cast in favor of this proposal. The 2018 results occurred even though the design of our incentive programs remained consistent year over year.

As part of its process of periodically rotating and refreshing committee assignments, the Board appointed David Henry as Chair of the Compensation Committee following our annual meeting of shareholders and requested that he develop a response to the results of the 2018 Say on Pay proposal. Mr. Henry, together with the Chair of the Board, Thomas Reddin, along with the Compensation Committee’s independent compensation consultant, FPL Associates L.P. (FPL), and members of management (excluding the Chief Executive Officer) engaged in extensive shareholder outreach in order to better understand our investors’ views regarding our executive compensation programs. We reached out to our 24 largest institutional shareholders who collectively owned approximately 80% (and spoke with and received feedback from 60%) of our outstanding common shares. These discussions allowed directors to solicit individualized shareholder feedback on our compensation program and practices.

While investors generally supported the overall design and framework of our executive compensation system and acknowledged the positive changes that have been made over the years, in light of recent declining share price performance, we heard concerns and received valuable feedback regarding the magnitude of the CEO’s equity grant, and the portion of that grant that was not performance based. As we value the feedback provided by these investors, the Board took action to specifically address their concerns while still maintaining a compensation program focused on retaining and motivating our valued executives. The Compensation Committee believes that the 2019 compensation changes described in the table below reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

62	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 4 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

What We Heard	How We Responded
The magnitude of the CEO’s grant does not align with peers, particularly in an environment of subpar performance.	We reduced the value of the CEO’s 2019 equity grant by 21% as compared to the value of his 2018 equity grant.
A higher allocation of the CEO’s equity grant should be tied to performance-based vesting.	We increased the allocation of the 2019 award tied to performance by 31%, as now a majority (60%) of the awarded grant date fair value is tied to performance (up from 46% in 2018)
Conversely, a lower allocation of the CEO’s equity grant should be tied to time-based vesting.	Together with the reduction in the overall size of the grant, we decreased the dollar value of the award tied to time-based vesting by 41%, as 54% of the CEO’s 2018 award in terms of grant date fair value was in the form of time-based vesting and only 40% of the 2019 grant in terms of grant date fair value is in such form.

The illustration below outlines the magnitude of the changes in the grant date fair value of CEO equity awards from 2018 to 2019.

CEO 2018 Equity Awards	Total LTI Award: $4,598,606	=	Performance-Based (46%) $2,111,479	+	Time-Based (54%) $2,487,127

	21% Decrease ($)		4% Increase ($)		41% Decrease ($)

CEO 2019 Equity Awards	Total LTI Award: $3,654,909	=	Performance-Based (60%) $2,192,945	+	Time-Based (40%) $1,461,964

BUSINESS HIGHLIGHTS

Despite the retail industry facing significant challenges, the Company again delivered solid results in 2018 and continued to further strengthen its balance sheet by increasing its borrowing capacity, reducing exposure to floating rate debt and extending the average term to maturity. We are proud of these achievements as they point to our ability to strategically position the Company to grow opportunistically and to ultimately create long-term value for our shareholders.

In 2018, the Compensation Committee took into account a number of these operational and financial achievements in setting compensation, including the following:

AFFO	Increased to $2.48 per share, or $243.3 million, for the 2018 period compared to $2.46 per share, or $245.3 million, for the 2017 period.

Occupancy	96.8% occupied consolidated portfolio at year-end 2018 (compared to 97.3% on December 31, 2017), marking the 38th consecutive year with year-end occupancy of 95% or greater.

Quarterly Common Share Cash Dividends	Raised dividend in April 2018 by 2% on an annualized basis to $1.40 per share, marking our 25th consecutive annual dividend increase. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year.

Average Tenant Sales	Average tenant sales productivity for the consolidated portfolio was $385 per square foot for the twelve months ended December 31, 2018, compared to $380 per square foot in the comparable prior year period.

Increased Liquidity	Amended our line of credit agreements, extending maturity by two years in January 2018, increasing our borrowing capacity to $600 million from $520 million, and reducing the interest rate spread to 87.5 basis points over LIBOR from 90 basis points.

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PROPOSAL 4 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

Interest Coverage Ratio	Maintained strong interest coverage ratio of 4.5 times for both 2018 and 2017.

Extended bank term loan	Amended and restated our bank term loan, increasing the outstanding balance to $350 million from $325 million, extending the maturity to April 2024 from April 2021, and reducing the interest rate spread to 90 basis points down from 95 basis points over LIBOR.

Long-term financing in unconsolidated joint ventures	Closed on two separate mortgages in our unconsolidated joint ventures, replacing existing floating rate loans with 10 and 11 year fixed rate mortgages with interest rates ranging from 4.3% to 4.6%.

*	FFO and AFFO are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with GAAP. For a discussion of FFO and AFFO, including a reconciliation to GAAP, please see Appendix A.

As of December 31, 2018, we had a total enterprise value of approximately $3.7 billion, including approximately $1.7 billion of debt outstanding, equating to a 46% debt-to-total market capitalization ratio. The Company had $145.1 million outstanding out of $600 million in available unsecured lines of credit and total outstanding floating rate debt of $182 million, representing 10% of total debt outstanding, or less than 5% of total enterprise value. Approximately 94% of the Company’s consolidated square footage was unencumbered. As of December 31, 2018, Tanger’s outstanding debt had a weighted average interest rate of 3.5% and a weighted average term to maturity, including extension options, of approximately 6.2 years with no significant maturities until October 2022.

Thanks in part to these operational results, we were able to return additional value to our shareholders in 2018. We repurchased approximately 919,000 common shares during the year at a weighted average price of $21.74 per share of approximately $20.0 million, leaving approximately $55.7 million available under the existing share repurchase authorization at December 31, 2018. In February 2019, the Company’s Board of Directors approved an increase of the remaining authorization to $100 million and an extension of the expiration of the existing plan by two years to May 2021. In addition, in February 2019, the Company’s Board of Directors approved a 1.4% increase in the annualized dividend on its Common Shares from $1.40 per share to $1.42, marking the 26th consecutive annual dividend increase.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Vote Required. This non-binding advisory vote will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON AN ADVISORY (NON-BINDING) BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

64	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and any amendments thereto received by us for the year ended December 31, 2018, or written representations from certain reporting persons, we believe that all Forms 3, 4 or 5 were filed timely, with the exception of one Form 4 reporting one transaction for Mr. Worsham.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

SHAREHOLDER PROPOSALS FOR INCLUSION IN THE 2020 PROXY STATEMENT

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2020 must be received by us no later than December 7, 2019. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

OTHER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8. These procedures provide that nominations for director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2020 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 18, 2020 and not later than the close of business on February 17, 2020 in order to be considered at the 2020 Annual Meeting of Shareholders. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded and the persons named as proxies in the proxy materials relating to the 2020 Annual Meeting of Shareholders will use their discretion in voting the proxies with respect to any such matters. A shareholder’s notice to nominate a director or bring any other business before the 2020 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.

If the date of the 2020 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 17, 2020, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2020 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 17, 2020, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

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OTHER MATTERS

SHAREHOLDER SUGGESTIONS FOR DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2020 Annual Meeting of Shareholders. The person proposing the nominee must be a shareholder entitled to vote at the 2020 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice. Shareholder suggestions for director nominees must be received between January 18, 2020 and February 17, 2020, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion. The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.

BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

Each of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW”, and then, “GOVERNANCE DOCUMENTS”. Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits a single set of proxy materials to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder would receive a separate voter instruction form if the household received printed proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, Proxy Statement, information statement or Notice Regarding the Availability of Proxy Materials may be obtained free of charge by calling our Investor Relations Department at (336) 834-6892 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

OTHER BUSINESS

We know of no other business which will come before the meeting for action. However, if any business other than that described in this Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

66	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

APPENDIX A - DEFINITIONS AND RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

DEFINED TERMS

FUNDS FROM OPERATIONS

Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment charges on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations (“AFFO”), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	FFO does not reflect changes in, or cash requirements for, our working capital needs;
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and
●	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

ADJUSTED FUNDS FROM OPERATIONS

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

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APPENDIX A

AFFO has limitations as an analytical tool. Some of these limitations are:

●	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	AFFO does not reflect changes in, or cash requirements for, our working capital needs;
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;
●	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
●	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

PORTFOLIO NET OPERATING INCOME AND SAME CENTER NOI

We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

68	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

APPENDIX A

Below is a reconciliation of net income to FFO available to common shareholders and AFFO available to common shareholders (in thousands, except per share amounts): (1)

	2018	2017	2016
Net income	$45,563	$71,876	$204,329
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	129,281	125,621	113,645
Depreciation and amortization of real estate assets - unconsolidated joint ventures	13,314	13,857	18,910
Impairment charges - unconsolidated joint ventures	49,739	—	—
Impairment charges - unconsolidated joint ventures	7,180	9,021	2,919
Gain on sale of assets and interests in unconsolidated entities	—	(6,943)	(4,887)
Gain on previously held interests in acquired joint ventures	—	—	(95,516)
FFO	245,077	213,432	239,400
FFO attributable to noncontrolling interests in other consolidated partnerships	421	(265)	(348)
Allocation of earnings to participating securities	(2,151)	(1,943)	(2,192)
FFO available to common shareholders (1)	$243,347	$211,224	$236,860
As further adjusted for:
Compensation related to director and executive officer terminations (2)	—	—	1,180
Acquisition costs	—	—	487
Demolition costs	—	—	441
Gain on sale of outparcel	—	—	(1,418)
Abandoned pre-development costs	—	528	—
Recoveries from litigation settlement	—	(1,844)	—
Make-whole premium due to early extinguishment of debt (3)	—	34,143	—
Write-off of debt discount and debt origination costs due to early extinguishment of debt (3)	—	1,483	882
Impact of above adjustments to the allocation of earnings to participating securities	—	(238)	(15)
AFFO available to common shareholders (1)	$243,347	$245,296	$238,417
FFO available to common shareholders per share - diluted (1)	$2.48	$2.12	$2.36
AFFO available to common shareholders per share - diluted (1)	$2.48	$2.46	$2.37
Weighted Average Shares:
Basic weighted average common shares	93,309	94,506	95,102
Effect of notional units	—	—	175
Effect of outstanding options and restricted common shares	1	16	68
Diluted weighted average common shares (for earnings per share computations)	93,310	94,522	95,345
Exchangeable operating partnership units	4,993	5,027	5,053
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	98,303	99,549	100,398
(1)	Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.
(2)	For the year ended December 31, 2016, represents cash severance and accelerated vesting of restricted shares associated with the departure of an officer in August 2016 and the accelerated vesting of restricted shares due to the death of a director in February 2016.
(3)	For the year end December 31, 2017, charges related to the redemption of our $300.0 million 6.125% senior notes due 2020. For the year ended December 31, 2016, charges relate to the January 28, 2016 early repayment of the $150.0 million mortgage secured by the Deer Park property, which was scheduled to mature August 30, 2018.

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APPENDIX A

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio (in thousands):

	2018	2017
Net income	$45,563	$71,876
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(924)	(1,937)
Interest expense	64,821	64,825
Gain on sale of assets	—	(6,943)
Loss on early extinguishment of debt	—	35,626
Other non-operating income	(864)	(2,724)
Impairment charge	49,739	—
Depreciation and amortization	131,722	127,744
Other non-property expenses	1,291	1,232
Abandoned pre-development costs	—	528
Corporate general and administrative expenses	43,809	43,766
Non-cash adjustments (1)	(3,191)	(2,721)
Lease termination fees	(1,246)	(3,632)
Portfolio NOI	330,720	327,640
Non-same center NOI (2)	(17,912)	(10,838)
Same Center NOI	$312,808	$316,802
(1)	Non-cash items include straight-line rent, net above and below market rent amortization and gains or losses on outparcel sales, as applicable.
(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet center expansions:
Fort Worth	October 2017	Westbrook	May 2017	Lancaster	September 2017

70	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

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A	Proposals — The Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - William G. Benton		☐	☐	☐	02 - Jeffrey B. Citrin	☐	☐	☐	03 - David B. Henry	☐	☐	☐

04 - Thomas J. Reddin		☐	☐	☐	05 - Thomas E. Robinson	☐	☐	☐	06 - Bridget M. Ryan-Berman	☐	☐	☐

07 - Allan L. Schuman		☐	☐	☐	08 - Susan E. Skerritt	☐	☐	☐	09 - Steven B. Tanger	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐	4.	To approve, on an advisory (non-binding) basis, named executive officer compensation.	☐	☐	☐

3.	To amend the Company’s Amended and Restated Incentive Award Plan to increase the number of common shares authorized for issuance from 15.4 million common shares to 18.7 million common shares.	☐	☐	☐	5.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s), or adjournment(s), thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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0308KH

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 17, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Chad D. Perry, and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 17, 2019, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 5, 2019 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all director nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

C	Non-Voting Items

Change of Address — Please print new address below.